Exhibit 10.4

CAPITAL ONE, NATIONAL ASSOCIATION
(as Administrative Agent and a Lender)
THE PERSONS WHO ARE OR HEREAFTER
BECOME PARTIES, AS LENDERS, TO THIS AGREEMENT
(as Lenders)
and
ACRC LENDER CO LLC,
a Delaware limited liability company
(Borrower)

CREDIT AND SECURITY AGREEMENT

Dated as of: July 28, 2022

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
Section 1.1 Certain Definitions
Section 1.2 Definitions
Section 1.3 Phrases
Section 1.4 UCC Terms
Section 1.5 Construction
Section 1.6 Accounting Terms and Definitions
ARTICLE 2 LOAN TERMS
Section 2.1 The Loan; Loan Origination Fee
Section 2.2 Interest Rate; Late Charge
Section 2.3 Terms of Payment
Section 2.4 Prepayment.
Section 2.5 Debt Service Reserve.
Section 2.6 Application and Return of Payments.
Section 2.7 Uses of Loan Proceeds
Section 2.8 Capital Adequacy; Increased Costs; Illegality.
Section 2.9 Interest Rate Protection
Section 2.10 Effect of Benchmark Transition Event
Section 2.11 Evidence of Debt.
Section 2.12 Substitution of Lenders.
Section 2.13 Pro Rata Treatment; Sharing of Payments.
Section 2.14 Withholding Taxes.
Section 2.15 Underlying Loan Collections; Deposit Account.

ARTICLE 3 SECURITY AGREEMENT; COLLATERAL
Section 3.1 Grant of Security Interest.
Section 3.2 Custody of Underlying Loan Documents.
Section 3.3 Further Assurances Concerning Collateral; Additional Collateral.
Section 3.4 Rights After Occurrence of Event of Default
Section 3.5 Proceeds
Section 3.6 Limitation on Duties Regarding Preservation of Collateral
Section 3.7 Powers Coupled with an Interest
Section 3.8 Return of Collateral at End of Commitment
Section 3.9 Conversion of Project to REO Project
ARTICLE 4 REPRESENTATIONS AND WARRANTIES
Section 4.1 Organization; Formation Documents.
Section 4.2 Validity of Credit Documents
Section 4.3 Liabilities; Litigation.
Section 4.4 Other Agreements; Defaults
Section 4.5 Compliance with Laws
Section 4.6 ERISA; Employees.
Section 4.7 Margin Stock; Use of Proceeds
Section 4.8 Forfeiture
Section 4.9 Tax Filings
Section 4.10 Fraudulent Transfer
Section 4.11 Full and Accurate Disclosure, No Material Adverse Change.
Section 4.12 Single Purpose Entity/Separateness
Section 4.13 Anti-Money Laundering/International Trade Law Compliance; Patriot Act.

Section 4.14 Collateral; Collateral Security.
Section 4.15 Underlying Loan
Section 4.16 No Change in Facts or Circumstances; Disclosure
ARTICLE 5 FINANCIAL REPORTING
Section 5.1 Financial Statements
Section 5.2 Compliance Certificate.
Section 5.3 Accounting Principles
Section 5.4 Access and Inspection Rights
Section 5.5 Books and Records/Audits
Section 5.6 Appraisals
Section 5.7 Underlying Loan Information
ARTICLE 6 COVENANTS
Section 6.1 Transfers or Encumbrance of Collateral or Property.
Section 6.2 Taxes
Section 6.3 Maintain Priority and Perfection of Lender’s Lien
Section 6.4 Property Manager
Section 6.5 Records Concerning Collateral
Section 6.6 Taxes on Security
Section 6.7 Legal Existence; Name, Etc.
Section 6.8 Further Assurances
Section 6.9 Estoppel Certificates Regarding Loan
Section 6.10 Notice of Certain Events
Section 6.11 Use of Proceeds
Section 6.12 Compliance with Laws and Contractual Obligations.

Section 6.13 Financial Covenants.
Section 6.14 Transactions With Affiliates
Section 6.15 Liens
Section 6.16 Investments
Section 6.17 Loans
Section 6.18 Formation of Subsidiaries
Section 6.19 Restricted Payments
Section 6.20 Covenants Concerning Collateral
Section 6.21 Insurance.
Section 6.22 Forfeiture
Section 6.23 Patriot Act Compliance
Section 6.24 Servicing.
ARTICLE 7 EVENTS OF DEFAULT
Section 7.1 Payments
Section 7.2 Prohibited Transfer
Section 7.3 Covenants
Section 7.4 Representations and Warranties
Section 7.5 First Priority Lien
Section 7.6 Final Judgment
Section 7.7 Involuntary Bankruptcy or Other Proceeding
Section 7.8 Voluntary Petitions, etc
Section 7.9 Certain Covenants
Section 7.10 Financial Information
Section 7.11 Default Under Guaranty

Section 7.12 Criminal Act
Section 7.13 Default Under Deposit Account Control Agreement or Servicer Default
Section 7.14 Repudiation
Section 7.15 Security Interest
Section 7.16 Post-Closing Requirements
Section 7.17 Cross Default
Section 7.18 Sale of Project
ARTICLE 8 REMEDIES
Section 8.1 Remedies - Insolvency Events
Section 8.2 Remedies - Other Events
Section 8.3 Administrative Agent’s Rights
Section 8.4 Deposit Accounts
Section 8.5 No Liability of Administrative Agent or Lenders
Section 8.6 Waivers by Borrower
Section 8.7 Rights of Administrative Agent to Take Actions
Section 8.8 No Waiver
ARTICLE 9 ADMINISTRATIVE AGENT
Section 9.1 Appointment and Duties.
Section 9.2 Binding Effect
Section 9.3 Use of Discretion.
Section 9.4 Delegation of Rights and Duties
Section 9.5 Liability
Section 9.6 Administrative Agent Individually
Section 9.7 Lender Credit Decision

Section 9.8 Resignation of Administrative Agent.
Section 9.9 Additional Secured Parties
Section 9.10 Reliance by Administrative Agent
Section 9.11 Rights as a Lender
Section 9.12 Standard of Care; Indemnification
Section 9.13 Failure to Act
Section 9.14 The Platform
Section 9.15 Liability of Administrative Agent
Section 9.16 USA Patriot Act Notice; Compliance
Section 9.17 No Reliance on Administrative Agent’s Customer Identification Program
ARTICLE 10 MISCELLANEOUS
Section 10.1 Notices.
Section 10.2 Amendments and Waivers.
Section 10.3 Assignments and Participations; Binding Effect.
Section 10.4 Renewal, Extension or Rearrangement
Section 10.5 Indemnities.
Section 10.6 Debtor-Creditor Relationship
Section 10.7 Right of Setoff; Sharing of Payments.
Section 10.8 Marshaling; Payments Set Aside
Section 10.9 Limitation on Interest
Section 10.10 Invalid Provisions
Section 10.11 Reimbursement of Expenses
Section 10.12 Approvals; Third Parties; Conditions
Section 10.13 Administrative Agent and Lenders Not in Control; No Partnership

Section 10.14 [Intentionally Omitted].
Section 10.15 Time of the Essence
Section 10.16 Successors and Assigns
Section 10.17 Waivers.
Section 10.18 Cumulative Rights; Joint and Several Liability
Section 10.19 [Intentionally Omitted].
Section 10.20 Singular and Plural
Section 10.21 Exhibits and Schedules
Section 10.22 Titles of Articles, Sections and Subsections
Section 10.23 Promotional Material
Section 10.24 Survival
Section 10.25 WAIVER OF JURY TRIAL
Section 10.26 Waiver of Punitive or Consequential Damages
Section 10.27 Governing Law
Section 10.28 Entire Agreement
Section 10.29 Counterparts
Section 10.30 Consents and Approvals
Section 10.31 Effectiveness of Electronic Signatures
Section 10.32 Venue
Section 10.33 Important Information Regarding Procedures for Requesting Credit
Section 10.34 Method of Payment
Section 10.35 Non-Public Information; Confidentiality; Disclosure
Section 10.36 Component Notes
Section 10.37 Waivers

Section 10.38 Post-Closing Obligations of Borrower
Section 10.39 Limitation on Liability of Lender’s Officers, Employees, etc

Exhibits and Schedules

Exhibit A	-	Form of Compliance Certificate
Exhibit B	-	Form of Guarantor Compliance Certificate
Exhibit C	-	Form of Draw Request
Exhibit D	-	Prohibited Assignees

Schedule 1.1(a)	-	Commitments
Schedule 1.1(b)	-	Underlying Loan Documents
Schedule 1.1(c)	-	Project
Schedule 2.1	-	Conditions to Advance of Loan Proceeds
Schedule 4.1	-	Organization; Formation
Schedule 10.38	-	Post-Closing Obligations

CREDIT AND SECURITY AGREEMENT

This Credit and Security Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Agreement”) is entered into as of July 28, 2022, by and among CAPITAL ONE, NATIONAL ASSOCIATION (“CONA”), as Administrative Agent and collateral agent for the Lenders (as defined herein) (in such capacity and together with its successors and permitted assigns in such capacity, the “Administrative Agent”), THE PERSONS WHO ARE OR HEREAFTER BECOME PARTIES TO THIS AGREEMENT AS “LENDERS” (together with their successors and permitted assigns, each a “Lender” and collectively, the “Lenders”), and ACRC LENDER CO LLC, a Delaware limited liability company (“Borrower”).
RECITALS
A.    Borrower, as assignee of ACRC Lender LLC, a Delaware limited liability company, has entered into the Loan and Security Agreement, dated as of May 26, 2022 (as the same may be amended, restated, supplemented and otherwise modified from time to time in accordance with this Agreement, the “Underlying Loan Agreement”), with SHI-III Briarcliff REIT, LLC, a Delaware limited liability company (the “Underlying Loan Borrower” pursuant to which Borrower made available to the Underlying Loan Borrower a first mortgage loan (together with any renewals, extensions, or refinancings thereof, the “Underlying Loan”) in the principal amount of $133,000,000, secured by the Underlying Loan Borrower’s interest in the Project (as defined herein).
B.    The Underlying Loan is evidenced by the [Promissory Note], dated as of May 26, 2022, in the face amount of $133,000,000, payable by the Underlying Loan Borrower to the order of Borrower, as assignee of ACRC Lender LLC, a Delaware limited liability company, (as amended, restated, replaced, supplemented and otherwise modified from time to time in accordance with this Agreement, the “Underlying Loan Note”).
C.    Borrower has requested, and CONA, as initial Lender, has agreed, subject to the terms, covenants and conditions contained herein, to make a loan to Borrower secured by, among other things, the Underlying Loan, all as more particularly set forth herein and the other Credit Documents.
Accordingly, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Certain Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular will have the same meanings when used in the plural and vice versa):
“Accepted Servicing Practices” means those mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Underlying Loan in the jurisdiction in which the Project is located.
“ACH” has the meaning assigned in Section 2.6(c).
“ACH Authorization Form” means the authorization, in form and substance acceptable to Administrative Agent, executed by Borrower authorizing ACH debits from Borrower’s account designated therein for the payment of Debt Service and escrow payments required under Section 2.6 hereof.
“Adjusted Expenses” means, with respect to the Project, the actual operating expenses incurred by the Underlying Loan Borrower (or its property manager) in connection with the operation of the Project (excluding any rent and interest paid and depreciation recorded by the Underlying Loan Borrower, and sales, use, occupancy and other taxes) on a stabilized accrual basis for the previous twelve (12) month period, including the following (but without double counting) (as reasonably adjusted by Administrative Agent): (a) recurring expenses as determined under GAAP, (b) real estate taxes, (c) management fees (whether paid or not) in an amount equal to the greater of (i) actual management fees paid in such period and (ii) 5% of effective gross income, and (d) a replacement reserve (whether reserved or not) of not less than $40,000 per annum, all as adjusted by Lender in Lender's sole discretion for projected capital expenditures, but in all events excluding (i) income taxes or other charges in the nature of income taxes, (ii) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing, or refinancing of all or any portion of the Property or in connection with the recovery of insurance proceeds or condemnation awards which are applied to prepay the Note, (iii) any expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any tenant deposits, (iv) leasing commissions, (v) interest and principal due on the Loan and deposits into reserves required under the Loan Documents, (vi) capital expenditures, and (vii) depreciation or amortization of capital expenditures and similar non-cash expense items.
“Adjusted Net Operating Income” or “ANOI” means for any period, Underlying Loan Borrower’s Adjusted Revenue for such period minus Underlying Loan Borrower’s Adjusted Expenses for such period, based upon the financial reports provided by Underlying Loan Borrower and furnished by Borrower to Administrative Agent under Article 5 and approved by Administrative Agent in its reasonable discretion.
“Adjusted Revenue” means, with respect to the Project, all actual revenue derived from the ownership and operation of the Project, calculated on a trailing three (3) month basis and then annualized, excluding (a) nonrecurring income (including proceeds from the sale or refinancing of the Project or any personal property by Underlying Loan Borrower and the proceeds of any casualty insurance or condemnation award) and non-property related income (as determined by Administrative Agent in its sole discretion); (b) income from tenants that (a) are more than sixty (60) or more days past due; or (b) have been thirty (30) or more days delinquent four (4) or more times during the immediately prior twelve (12) month period; and (c) other revenue not to exceed 4.0% of estimated gross income based upon collections for the immediately prior twelve (12) month period under GAAP. If actual occupancy of the Project exceeds 92%, Adjusted Revenue shall be proportionately reduced assuming an occupancy of 92%.
“Administrative Agent” has the meaning assigned in the Preamble to this Agreement.
“Affected Lender” has the meaning assigned in Section 2.12(a).
“Affiliate” shall mean, when used with respect to the Borrower, the Guarantor and any Subsidiary of the Guarantor, and when used with respect to any other specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
“Agent Parties” has the meaning assigned in Section 9.14.
“Agreement” has the meaning assigned in the Recitals.

“Anti-Terrorism Laws” has the meaning assigned in Section 4.13(f).
“Applicable Margin” means (a) when the Contract Rate is determined by reference to a Benchmark, 2.00% per annum, or (b) when the Contract Rate is determined by reference to the Base Rate, a spread (which may be positive or negative), which spread will approximate the Contract Rate calculated based on the Benchmark immediately prior to the implementation of the Base Rate.
“Appraisal” means an appraisal of the Project, contracted by Borrower without expense to Administrative Agent or any Lender, prepared by an independent third-party appraiser certified in the State in which the land included in the Project is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and must otherwise be in form and substance satisfactory to Administrative Agent. Notwithstanding the foregoing, while an Event of Default is in existence, Administrative Agent shall have the right to contract for an appraisal of the Project, at Borrower’s expense.
“Approved Fund” means, with respect to Administrative Agent or any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised, managed or co-managed by (i) Administrative Agent or such Lender, (ii) any Affiliate of Administrative Agent or such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages Administrative Agent or such Lender.
“Assignment and Assumption” means an assignment and assumption agreement duly executed by the parties thereto in connection with the assignment of all or any portion of the Loan in accordance with Section 10.3, to be in a form acceptable to Administrative Agent.
“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended.
“Bankruptcy Party” has the meaning assigned in Section 7.7.
“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest from time to time announced by CONA at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by CONA to any customer and such rate is set by CONA based upon various factors, including CONA’s costs and desired return, general economic conditions and other factors); and (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate (which shall not be less than the Floor). Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in CONA’s prime commercial lending rate, the Federal Funds Rate or SOFR.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement Rate to the extent that such Benchmark Replacement Rate has become effective pursuant to Section 2.10(a).

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement Rate, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the applicable Unadjusted Benchmark Replacement Rate by a Relevant Governmental Body or any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the applicable Unadjusted Benchmark Replacement Rate for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement Rate, any technical, administrative or operational changes (including changes to the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement Rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Replacement Rate” the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by a Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities plus (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement Rate as so determined would be less than the Floor, the Benchmark Replacement Rate will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to Borrower, Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement Rate has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10 and (b) ending at the time that a Benchmark Replacement Rate has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning assigned in the Preamble to this Agreement. If any Affiliate of Borrower acquires title to the Project, “Borrower” shall include both initial Borrower and such Affiliate.
“Borrower Formation Documents” has the meaning assigned in Section 4.1(b).
“Borrower Party” means Borrower or the Guarantor.
“Breakage Amount” means an amount, as reasonably calculated by any Lender, equal to the amount of any losses, expenses and liabilities (including any loss and lost opportunity cost in connection with the re-employment of such funds) that such Lender or any of its Affiliates sustains as a result of any payment of the Loan (or any portion thereof) on any day that is not a Payment Date (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).
“Business Day” means any day other than a Saturday, Sunday, or a public holiday or the equivalent for banks generally under the applicable federal law and if no applicable federal law exists, then the applicable state law. In addition (a) when a Business Day is to be determined in connection with (i) notices and determinations in respect of the Benchmark, or (ii) any funding, conversion, continuation, accrual period or payment (including prepayments) of the Loan during any period in which the Loan bears interest at the Benchmark, such day must also be a U.S. Government Securities Business Day, and (b) if any Payment Date (or other date on which any payment is required under this Agreement or any other Credit Document) shall be due on a day that is not a U.S. Government Securities Business Day, such payment shall be made or shall be debited on the next succeeding U.S. Government Securities Business Day, however, the accrual period and the amount of payment shall remain unchanged notwithstanding the adjustment to the date of payment.
“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; and (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety (90) days from the date of acquisition and having one of the two highest ratings from either S&P or Moody’s.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means that Sponsor, at any time and for any reason, ceases to directly or indirectly own at least 100% of the equity interests of, and Control, each of Borrower and Guarantor.
“CIP Regulations” has the meaning assigned in Section 9.17.
“Closing Date” means the date the Loan is funded by the Lenders.
“Closing Date Title Policy” means, individually, each of following Loan Policy of Title Insurance issued by Title Company to Borrower on the Closing Date: Loan Policy of Title Insurance bearing Policy No. NY10424.
“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” has the meaning assigned in Section 3.1(a).
“Collections Account” means a Deposit Account maintained in the name of Borrower with the Administrative Agent.
“Commitment” means, as to each Lender, the obligation of such Lender to make a portion of the principal amount of the Loan in an aggregate amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1.1(a) attached hereto under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 10.3, as specified in the respective Assignment and Assumption pursuant to which such assignment is effected, in either case, as such percentage may be modified by any Assignment and Assumption. Following funding of the Loan, “Commitment” means, with respect to any Lender at any time, the outstanding principal amount of the Loan owning to such Lender at such time, plus any unfunded Commitment of such Lender.
“Compliance Authority” has the meaning assigned in Section 4.13(f).
“Compliance Certificate” means the compliance certificate in the form of Exhibit A.
“CONA” has the meaning assigned in the Preamble to this Agreement.
“Contract Rate” means (a) initially, a floating rate of interest equal to Term SOFR plus the Applicable Margin and (b) during any period in which the Benchmark is not Term SOFR, a floating rate of interest equal to the Benchmark Replacement Rate (or, if applicable, the Base Rate) plus, in each case, the Applicable Margin.
“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract, by its position with such Person as general partner or managing member, or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.
“Conversion Conditions” shall mean the conditions precedent to a Conversion of the Project from security for the Underlying Loan to a REO Project, subject to a REO Mortgage for the benefit of Administrative Agent and the Conversion of the Loan into a Mortgage Loan, as follows:
(a)    Administrative Agent shall have approved the Conversion in its sole discretion;
(b)    Administrative Agent shall have obtained, at Borrower’s sole cost and expense, a current Appraisal of the Project acceptable to Administrative Agent that demonstrates a ratio of the outstanding principal balance of the Loan to the as-is appraised value of the Project of not more than 54% (or, if greater than 54%, Borrower shall have made a prepayment of principal in an amount sufficient to result in a ratio of 54%);
(c)    Borrower shall have furnished to Administrative Agent, at Borrower’s sole cost and expense, a current environmental assessment of the Project prepared by a consultant accepted by Administrative Agent and in form and substance satisfactory to Administrative Agent, and Administrative Agent shall have approved the findings of such assessment and the condition of the Project;

(d)    Borrower shall have furnished to Administrative Agent, at Borrower’s sole cost and expense, a current property condition report for the Project prepared by a consultant accepted by Administrative Agent and in form and substance satisfactory to Administrative Agent, and Administrative Agent shall have approved the findings of such report and the condition of the Project;
(e)    Borrower (and, with respect to the guaranty and environmental indemnity, Guarantor) shall have executed and delivered loan documents related to the Project, pursuant to which the Loan will be converted into a traditional senior loan secured by the REO Mortgage, which documents: (i) are substantially similar to the Underlying Loan Documents (provided that the economic terms and other terms personal to Borrower (e.g., transfer provisions) shall match those of the Loan), and shall include a loan agreement, updated guaranty reflecting usual and customary non-recourse carveouts and an environmental indemnity (which updated guaranty and environmental indemnity shall each include, without limitation, the so-called “Gradsky” waivers or the equivalent under New York law, if applicable), and a REO Mortgage and (ii) provide for a maturity date that is 180 days following the date on which Project became a REO Project;
(f)    Title Company shall be irrevocably committed to issue to Administrative Agent a title insurance policy insuring the first priority lien of the REO Mortgage securing the Loan (subject only to the Permitted Encumbrances);
(g)    Delivery of evidence of insurance for the REO Project reasonably acceptable to Administrative Agent;
(h)    Administrative Agent shall have satisfactorily complied with all “know your customer”, flood insurance and similar regulatory requirements; and
(i)    Borrower shall have paid to Administrative Agent all of its reasonable expenses related to the Conversion (including reasonable legal fees and expenses).
“Convert”, “Conversion” or “Converted” means (a) with respect to the Project, the conversion of the Project securing the Underlying Loan into REO Project, whether by means of foreclosure, deed-in-lieu of foreclosure or otherwise; and (b) with respect to the Loan, the conversion of the Indebtedness to a Mortgage Loan.
“Covered Entity” has the meaning assigned in Section 4.13(f).
“Credit Documents” means the following, collectively, (a) this Agreement, (b) the Notes, (c) the Mortgage Assignment, (d) the power of attorney executed and delivered by Borrower to Administrative Agent, (e) the Guaranty, (f) each Deposit Account Control Agreement; (g) the Servicer Acknowledgment; (h) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (j) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.
“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests (but excluding in all circumstances regular distributions of cash flow from operations), (d) all indebtedness of the types referred to in clauses (a), (b), (c), (e), and (f) of this definition guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Debt Service” means, as of any Determination Date or other specified testing date, for the twelve (12) month period immediately preceding (or, if specified in the applicable provision set forth herein, following) such date, the aggregate interest, principal (if applicable) and other payments due under the Loan and under any other Permitted Debt of Borrower expressly approved by Administrative Agent (but not including payments applied to escrows or reserves required by Administrative Agent or the Lenders), plus the principal payments that would be due and payable during such period for a hypothetical, amortizing loan in the principal amount of the Loan outstanding as of the applicable calculation date, calculated using a thirty (30) year amortization schedule with an assumed interest rate equal to 5.0% per annum. If Debt Service for a period of twelve (12) months (or other calculation period) is not available, Administrative Agent shall annualize the Debt Service for such period of time as is available.
“Debt Service Coverage Ratio” means the ratio of (a) the sum of (i) Adjusted Net Operating Income calculated as of the specified Determination Date (or other specified testing date), plus (ii) any funds then held in the Debt Service Reserve to (b) Debt Service calculated as of such date.
“Debt Service Reserve” has the meaning assigned in Section 2.5(a).
“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law and (b) 5% per annum in excess of the Contract Rate.
“Defaulting Lender” means a Lender that (a) has given written notice to Borrower, Administrative Agent, or any other Lender that it will fail to fund any amounts to be funded by such Lender after the Closing Date under this Agreement or otherwise fails to fund such amount under this Agreement; (b) is in default for failing to make payments under one or more syndicated credit facilities (unless subject to a good faith dispute); (c) has declared (or the holding company of such Lender has declared) bankruptcy or is otherwise involved in a liquidation proceeding and Administrative Agent has determined such Lender is reasonably likely to become a Defaulting Lender; or (d) is the subject of a receivership.
“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account or other account in which funds are held or invested for credit to or for the benefit of Borrower.
“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among the applicable Deposit Account holder, Administrative Agent and the depository institution at which the Deposit Account described therein is established, sufficient to grant Administrative Agent “control” (for purposes of Article 9 of the UCC) of the Deposit Account described therein.
“Determination Date” means September 30, 2022, and the last day of each calendar quarter thereafter.
“Division/Series Transaction” means with respect to Borrower, a transaction that (a) divides Borrower into two or more Persons or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.
“Draw Request” means a disbursement request in the form attached as Exhibit C hereto.
“Early Opt-in Election” means the occurrence of:
(a)    (i) a determination by Administrative Agent or (ii) a notification by the Required Lenders to Administrative Agent (with a copy to Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated or bilateral credit facilities being executed at such time, or that include language similar to that contained in Section 2.10 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the then-current Benchmark; or
(b)     (i) the election by Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and the Lenders or by the Required Lenders of written notice of such election to Administrative Agent.
“Electronic Copy” has the meaning assigned in Section 10.31.
“Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.
“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including such laws (a) governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) governing or regulating the transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“Erroneous Payment” has the meaning assigned in Section 2.6(g).
“Event of Default” has the meaning assigned in Article 7.
“Excluded Taxes” has the meaning assigned in Section 2.14(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of FATCA made after the Closing Date) and any current or future regulations (whether final, temporary or proposed) or official interpretations thereof.

“Federal Flood Insurance” means, for any Improvements (including any personal property) located in a Special Flood Hazard Area, federal or private insurance reasonably satisfactory to Administrative Agent, in either case, that (a) meets the requirements of FEMA and other applicable federal agencies, (b) includes a deductible not to exceed $50,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the Improvements and any personal property located at [a/the] Project as determined by Administrative Agent or (ii) the maximum policy limits set under the National Flood Insurance Program.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. § 5312, as amended from time to time.
“First Extended Maturity Date” means July 28, 2026.
“First Extension Option” has the meaning assigned in Section 2.3(c).
“Floor” shall be the floor (or however so described) in the Underlying Loan.1
“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date indicated and consistently applied.
“Government Lists” means (a) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrower is included in “Government Lists”, or (c) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Administrative Agent notified Borrower is included in “Government Lists”.
“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority (a) with respect to Borrower, to operate its business as contemplated by this Agreement and (b) with respect to Underlying Loan Borrower, to operate the Project.
“Governmental Authority” means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including the State Regulator), or any court, administrative tribunal, or public body.
“Guarantor” means Ares Commercial Real Estate Corporation.
“Guarantor Compliance Certificate” means the compliance certificate in the form of Exhibit B.
“Guaranty” means the Guaranty of Recourse Obligations, dated as of the Closing Date, executed by Guarantor in favor of Administrative Agent for the benefit of the Lenders, as amended, ratified, supplemented or otherwise modified from time to time.
1 Equal SOFR at Closing Date

“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, (i) any excessive moisture, mildews, mold or other fungi in quantities or concentrations that could reasonably be expected to pose a risk to human health or the environment, or negatively impact the value of the Project or (j) any elements, material, compounds, mixtures, chemicals, wastes, pollutants, contaminants or substances known to cause cancer or reproductive toxicity, that, because of its quantity, concentration or physical or chemical characteristics, exposure is limited or regulated by any Governmental Authority having jurisdiction over human health and safety, natural resources or the environment, or which poses a significant present or potential hazard to human health and safety, or to the environment, if released into the workplace or the environment.
“Healthcare Investigations” means (a) any inquiries, investigations, probes, audits or proceedings by any Governmental Authorities concerning the compliance of the business affairs, practices, licensing or reimbursement entitlements of an Underlying Loan Borrower or operator of the Project with applicable Healthcare Laws (including inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audits or proceedings initiated by a Fiscal Intermediary/Medicare Administrative Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, State Attorney General, Office of Inspector General, U.S. Department of Health and Human Services, Department of Justice or similar governmental agencies or contractors for such agencies), (b) any whistleblower suits, or suits brought by any third party or any patient, employee or resident pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud or abuse laws, (c) any notice of violation of Healthcare Laws at a level that under Healthcare Laws requires the immediate or accelerated filing of a plan of correction with a Governmental Authority and (d) any notice that the Project is to be added or has been added to the CMS Special Focus Facility list.
“Healthcare Laws” means (a) all applicable state and federal statutes, codes, ordinances, orders, rules, and regulations (i) relating to health information as defined at 45 C.F.R. 160.103 (“Protected Health Information”), including HIPAA, as amended by HITECH and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of Protected Health Information, (ii) accreditation standards of the State Regulator and (iii) governing the establishment, construction, ownership, operation, licensure, use or occupancy of the Project or any part thereof as an assisted living and memory care facility, including all conditions of participation pursuant to Medicare or Medicaid certification (if applicable); (b) 42 U.S.C. Section 1320a-7(b) (Criminal Penalties for Acts Involving Federal Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; (c) 42 U.S.C. Section 1395nn (Limitation on Certain Physician Referrals), commonly referred to as the “Stark Statute”; and (d) 31 U.S.C. Section 3729-33, and commonly referred to as the “False Claims Act”.
“Hedge Agreement” means, collectively, any and all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements designed to provide protection against fluctuations in interest or currency exchange rates.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“HIPAA Compliance Date” has the meaning assigned in Section 6.17(a).

“HIPAA Compliance Plan” has the meaning assigned in Section 6.17(a).
“HIPAA Compliant” has the meaning assigned in Section 6.17(a).
“Improvements” means the buildings and other improvements that are part of the Project.
“Indebtedness” means all payment obligations of Borrower or any other Borrower Party to Administrative Agent or to any Lender under the Loan or any of the Credit Documents, including any and all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.
“Indemnified Matters” has the meaning assigned in Section 10.5(a).
“Indemnified Person” has the meaning assigned in Section 10.5(a).
“Insurance Policies” means, with respect to the Project, (a) a standard extended coverage and all-risk insurance policy insuring against damage by fire and other hazards for the full insurable value of the Project on a replacement cost claim recovery basis and (and Federal Flood Insurance, if the related Improvements are located in a federally-designated special flood area), (b) commercial general liability insurance with respect to the Project for both injury to or death of a person and for property damage per occurrence, and (c) umbrella liability coverage in the amount and to the extent reasonably required by Administrative Agent (taking into account the commercially reasonable availability of such coverages in certain states).
“Initial Maturity Date” means July 28, 2025.
“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition, lease, by making any loan or advance, by becoming obligated with respect to guaranty or similar contingent liability in respect of obligations of such other Person.
“Lender” has the meaning assigned in the introductory paragraph hereof.
“Lender Transferee” has the meaning assigned in Section 10.3(b).
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.
“Loan” means the loan, in the principal amount of $105,000,000, made available to Borrower by Lenders pursuant to the terms and conditions of this Agreement.

“Material Action” means (a) to file any insolvency or reorganization case or proceeding, (b) to institute proceedings to have Borrower or any other Borrower Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, (c) to seek any relief under any law relating to relief from debts or the protection of debtors, (d) to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower or any other Borrower Party, (e) to file a petition seeking, or a consent to, reorganization or relief with respect to Borrower or any other Borrower Party under any applicable federal or state law relating to bankruptcy or insolvency, (f) to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official of or for Borrower or any other Borrower Party or a substantial part of its respective property, (g) to make any assignment for the benefit of creditors of Borrower or any other Borrower Party, (h) the admission in writing by Borrower or any other Borrower Party of such Person’s inability to pay its debts generally as they become due or (i) to take action in furtherance of any of the foregoing.
“Material Adverse Effect” means, as determined by Administrative Agent in its reasonable discretion, (a) with respect to Borrower and Guarantor, taken as a whole, a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of a Borrower Party, (ii) the ability of a Borrower Party to perform any material obligation required of them under the Credit Documents, (iii) the ability of Borrower or any operator to operate all or a material portion of a REO Project or (iv) the rights and remedies of Administrative Agent and the Lenders under the Credit Documents Borrower to perform any material obligation under the Underlying Loan Documents.
“Material Lease” means a commercial lease for more than 2,000 square feet.
“Material Remedy” means any of the following: (a) any judicial or non-judicial foreclosure proceeding, including the exercise of any power of sale; (b) any foreclosure or strict foreclosure proceeding under the UCC; (c) the taking of possession of the Project; (d) the acquisition of title to the Project or of the direct or indirect equity interests in Underlying Loan Borrower by deed, assignment or transfer in lieu of foreclosure; and (e) the appointment (or the filing of any request for the appointment of) a receiver.
“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) the date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Credit Documents.
“Medicaid” means Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.
“Medicare” means Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.
“Minimum Debt Service Coverage Ratio” means, as of the applicable Determination Date, the Debt Service Coverage Ratio, based upon Adjusted Net Operating Income for the twelve (12) calendar month period ending on such Determination Date, equal to or in excess of following:

Determination Date	Minimum Debt Service Coverage Ratio
September 30, 2024	1.40 to 1.00
December 31, 2024	1.47 to 1.00
March 31, 2025	1.55 to 1.00
June 30, 2025 through June 30, 2026	1.60 to 1.00
September 30, 2026	1.66 to 1.00

“Minimum Project Yield” means, as of the applicable Determination Date, the Project Yield, based upon Adjusted Net Operating Income for the twelve (12) calendar month period ending on such Determination Date, equal to or in excess of following:

Determination Date	Minimum Project Yield
September 30, 2024	9.00%
December 31, 2024	9.50%
March 31, 2025	10.00%
June 30, 2025 through June 30, 2026	10.30%
September 30, 2026	10.70%

“Mortgage Assignment” means, individually and collectively, the assignments of the Underlying Loan Mortgages executed by Borrower, in blank.
“Mortgage Loan” means a traditional senior mortgage loan secured by a REO Mortgage on the REO Project.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.
“Non-U.S. Lender Party” means each of Administrative Agent, the Lenders and each participant, in each case that is not a U.S. Person.
“Note” means the Promissory Note, dated as of the Closing Date, in the principal amount of $105,000,000 made by Borrower and payable to the order of CONA, as initial Lender, and any promissory note delivered in substitution or exchange therefor, in each case as may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.
“Obligations” means the Indebtedness and any and all existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower or any other Borrower Party to Administrative Agent and Lenders or any Affiliate of a Lender, whether under this Agreement or any other Credit Document, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower or any other Borrower Party, whether or not a claim for such post-commencement interest is allowed), including any extensions, modifications, substitutions, increases and renewals of the Loan; the payment of all amounts advanced by Administrative Agent, any Lender, any Affiliate of a Lender to preserve, protect and enforce rights hereunder and in the Collateral; and all expenses incurred by Administrative Agent, any Lender or any Affiliate of a Lender.
“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.
“Origination Fee” has the meaning assigned in Section 2.1(b).
“Other Taxes” has the meaning assigned in Section 2.14(c).
“Participant” has the meaning assigned in subsection (i) of Section 10.3(d).
“Participant Register” has the meaning assigned in subsection (iii) of Section 10.3(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Public Law 107-56), as the same may be amended from time to time, and corresponding provisions of future laws related thereto.
“Payment Date” means the third Business Day following each payment date for the Underlying Loan.
“Payment Notice” has the meaning assigned in Section 2.6(g).
“Payment Recipient” has the meaning assigned in Section 2.6(g).
“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Debt” means Indebtedness to Administrative Agent and Lenders in connection with the Loan or otherwise pursuant to the Credit Documents.
“Permitted Encumbrances” means (a) Liens for real property taxes, water charges, sewer rates and assessments not yet delinquent, (b) Liens arising by operation of law such as materialmen, mechanics, carriers, workmen, repairmen and similar Liens, arising in the ordinary course of business which are discharged by payment, bonding or otherwise or which are being contested in good faith by the Underlying Loan Borrower in accordance with the Underlying Loan Documents, (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record with respect to the Project that are approved by Borrower in accordance with Accepted Servicing Practices, (d) Liens and encumbrances set forth in the applicable Closing Date Title Policy, (e) rights of existing or future tenants as tenants only, pursuant to leases, and (f) without duplication, all “Permitted Exceptions” (as such term is defined in the Underlying Loan Agreement).

“Permitted Investments” means (a) the Underlying Loan; (b) Cash Equivalents; and (c) any Hedge Agreement made pursuant to Section 2.9.
“Permitted Liens” means (a) Liens in favor of Administrative Agent (for the benefit of itself and the Lenders) securing the Obligations, and (b) such other matters as Administrative Agent my from time to time consent in writing.
“Permitted Transfer” has the meaning assigned in Section 6.1(c).
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
“Platform” means any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of their respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Post-Closing Obligations” has the meaning assigned in Section 10.38.
“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Prepayment Fee” has the meaning assigned in the Underlying Loan Agreement.
“Press Release” has the meaning assigned in Section 10.23.
“Principal Payment” means, with respect to the Underlying Loan, any payment or prepayment of principal received in respect thereof (including (a) casualty or condemnation proceeds to the extent that such proceeds are not required under the Underlying Loan Documents to be reserved, escrowed, readvanced or applied for the benefit of the related Underlying Loan Borrower or the Project, (b) prepayments that result from the application of Underlying Loan Cash Collateral to the outstanding principal balance of the Underlying Loan and (c) prepayments that result from the exercise of remedies by the Borrower).
“Primary License” means, with respect to the Project or Person operating the Project, as the case may be, the certificate of need, permit or license to operate as an assisted living or memory care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement.
“Prohibited Assignee” shall mean any of the Persons listed on Exhibit D attached to this Agreement.
“Prohibited Person” means any Person:
(a)    listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
(b)    that is owned or Controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)    with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
(d)    who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;
(e)    that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list;
(f)    that is named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uklfinancialsanctions);
(g)    that is named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 or 881/2002;
(h)    that violates any of the criminal laws of the United States of America or of any of the several states, or commits any act that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, (v) the Trading with the Enemy Act, as amended, (vi) the International Emergency Economic Powers Act or (vii) the Patriot Act; or
(i)    who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.
“Prohibited Transfer” has the meaning assigned in Section 6.1(a).
“Project” means the senior housing project more particularly described on Schedule 1.1(c) hereto.
“Project Yield” means the ratio (expressed as a percentage), as of any particular date, of (a) Adjusted Net Operating Income calculated as of the specified Determination Date (or other specified testing date), to (b) the outstanding principal balance of the Loan as of such date.
“Proportionate Share” means, with respect to each Lender, the percentage set forth opposite such Lender’s name on Schedule 1.1(a) attached hereto under the caption “Lender’s Proportionate Share” or in the Assignment and Assumption (in accordance with the terms of this Agreement) pursuant to which such Lender became a party hereto, in any case, as such percentage may be modified in the most recent Assignment and Assumption (in accordance with the terms of this Agreement) to which such Lender is a party. The aggregate Proportionate Shares of all Lenders shall equal 100%.
“Records” shall mean all documents, records, agreements, instruments, information and reports and data generated by other media for the storage of information maintained by Borrower or any other Person or entity with respect to the Underlying Loan other than information that is proprietary to Borrower or privileged. Records shall include, as applicable, subject to the above, the Underlying Loan Note, the Underlying Loan Mortgage, the Underlying Loan Files, the credit files related to the Underlying Loan and any other instruments necessary to document or service the Underlying Loan.
“Register” has the meaning specified in Section 2.11(b).
“Related Persons” means, with respect to any Person, each of such Person’s Affiliates, officers, directors, employees, agents, trustees, representatives, attorneys, accountants, and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.1 or any comparable provision of any Credit Document
“Relevant Governmental Body” means the Board of Governors of Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.
“Remargin Amount” means an amount that, if applied to the outstanding principal balance of the Loan as of the applicable Determination Date, would be sufficient to result, on a pro forma basis, in a Project Yield equal to the Minimum Project Yield.
“REO Project” means the Project following its Conversion to direct ownership by Borrower (or, if permitted by Administrative Agent, an Affiliate of Borrower).
“REO Mortgage” means a mortgage, deed of trust or deed to secure debt (as the case may be), in form and substance satisfactory to Administrative Agent, made by Borrower (or, if permitted by Administrative Agent, an Affiliate of Borrower) in favor of Administrative Agent and encumbering the REO Project.
“Reportable Compliance Event” has the meaning assigned in Section 4.13(f).
“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares at such time are in excess of 50%; provided, however, that (a) the Commitment of, and the portion of Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and (b) Required Lenders must at all times include two Lenders that are not Affiliates, unless at any time (i) there is only one Lender, (ii) all Lenders are Affiliates or (iii) there are only two Lenders and one of the Lenders is a Defaulting Lender..
“Requirements of Law” means, with respect to the Project or Person, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law, that are applicable to or binding upon the Project or Person or any of its property or to which such Person or any of its property is subject, as the same may be amended from time to time.
“Residential Units” means, collectively, (a) each skilled nursing bed, Alzheimer’s unit or assisted living unit authorized under the Primary License and (b) each independent living unit located at the Project.
“Resolution Plan” has the meaning assigned in Section 6.16(g).

“Restricted Party” means (i) Borrower, (ii) any other Borrower Party, (iii) any Affiliated Manager, (iv) any Guarantor, (v) any shareholder, partner, member or non-member manager of Borrower, and (vi) any Person owning a direct or indirect legal or beneficial interest in any Person described in items (i) through (v) above.
“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any equity interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any equity interests issued by such Person or any other Person that Controls such Person; (e) with respect to any REO Project, any management, servicing or other similar fees payable to any Affiliate of Borrower; and (f) any other transaction that has a similar effect as clauses (a) through (e) of this definition.
“Sanctioned Country” has the meaning assigned in Section 4.13(f).
“Sanctioned Person” has the meaning assigned in Section 4.13(f).
“Scheduled Maturity Date” means, as applicable, the Initial Maturity Date, or, if the Initial Maturity Date is properly extended in accordance with Section 2.3(c), the First Extended Maturity Date, or if the First Extended Maturity Date is properly extended in accordance with Section 2.3(c), the Second Extended Maturity Date.
“Second Extended Maturity Date” means July 28, 2027.
“Second Extension Option” has the meaning assigned in Section 2.3(c).
“Secured Parties” means, individually or collectively, as the case may be, the Lenders, Administrative Agent and their respective Affiliates and each such Person’s Related Persons.
“Servicer” means ACRC Capital LLC, which has been engaged by Borrower to service the Underlying Loan in accordance with the Servicing Agreement.
“Servicer Default” means (a) the failure of Servicer to (i) make any payment, transfer or deposit required of Servicer to be made under the Servicing Agreement or the Servicer Acknowledgment with respect to the Underlying Loan and the continuance of such failure for five (5) Business Days, or (ii) perform any of its other obligations in accordance with the terms and provisions of the Servicer Acknowledgment, that continues unremedied for a period of thirty (30) days after the first to occur of (A) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by Administrative Agent or the Borrower and (B) the date on which the Servicer becomes aware thereof; or (b) a petition under the Bankruptcy Code or any similar Requirement of Law shall be filed by or against Servicer (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within sixty (60) days of its filing), or a custodian, receiver or trustee for Servicer is appointed, or Servicer makes an assignment for the benefit of its creditors, or is adjudged insolvent by any state or federal court of competent jurisdiction, or Servicer admits its insolvency or inability to pay its debts as they become due or an attachment or execution is levied against Servicer.
“Servicer Acknowledgment” mean the letter agreement, dated as of the Closing Date, by and among Borrower, CONA and the Servicer, as initial Servicer.

“Servicing Agreement” means, as of the Closing Date, the Servicing Agreement, dated as of January 1, 2015, among the Servicer, Ares Commercial Real Estate Servicer LLC, as special servicer, and Borrower.
“Servicing Records” shall have the meaning provided in Section 6.18(c) hereof.
“Servicing Rights” shall mean contractual, possessory or other rights of Borrower to administer, service or subservice the Underlying Loan (or to possess any Servicing Records relating thereto), including: (a) the rights to service or subservice the Underlying Loan; (b) the right to receive compensation for such servicing or subservicing, including the right to receive and retain the related servicing fee or subservicing fee and all other fees with respect to the Underlying Loan; and (c) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.
“Significant Underlying Loan Modification” means (a) during any period in which an Underlying Loan Event of Default is in existence, any forbearance, modification, amendment or amendment and restatement of the Underlying Loan Documents and (b) during any period in which no Underlying Loan Event of Default is in existence, any forbearance, modification, amendment or amendment and restatement of the Underlying Loan that:
(a)    (i) reduces the principal amount of the Underlying Loan, other than with respect to a dollar-for-dollar principal payment permitted by the terms of this Agreement, or (ii) reduces the interest rate payable by the Underlying Loan Borrower, provides for interest that is paid-in-kind or otherwise reduces or delays the debt service payable by the Underlying Loan Borrower;
(b)    increases the principal amount of the Underlying Loan (other than increases that are derived from protective advances);
(c)    except as expressly permitted by the terms of the Underlying Loan Documents as in effect on the Closing Date, extends or modifies the maturity date specified in the Underlying Loan Documents;
(d)    changes the frequency of scheduled payments of principal and interest in respect of the Underlying Loan, modifies the amortization schedule of the Underlying Loan or modifies the prepayment provisions with respect to the Underlying Loan;
(e)    subordinates the lien priority of any Underlying Loan Mortgage (or any other agreement securing the Underlying Loan) or the payment priority of the Underlying Loan;
(f)    except as expressly permitted by the terms of the Underlying Loan Documents as in effect on the Closing Date, (i) releases any collateral for the Underlying Loan, or (ii) releases, or reduces the obligations of, any guarantor with respect to any guaranty or other obligation under the Underlying Loan;
(g)    waives, amends or modifies any cash management or reserve account requirements of the Underlying Loan other than changes required under the related Underlying Loan Documents;
(h)    waives any due-on-sale or due-on-encumbrance provisions of the Underlying Loan Documents;

(i)    waives, amends or modifies any insurance requirements of the Underlying Loan under the Underlying Loan Documents;
(j)    except as expressly permitted by the terms of the Underlying Loan Documents as in effect on the Closing Date, permits the encumbrance of the Project or the direct or indirect ownership interest in Underlying Loan Borrower in connection with a subordinate mortgage or mezzanine financing or permits any preferred equity investment;
(k)    waives any default under the Underlying Loan Documents prior to the delivery of any notice or the expiration of any applicable cure periods;
(l)    lengthens any amortization period, reduces, forgives, waives or defers any indebtedness due under the Underlying Loan Documents, including payments of any amounts of principal, interest, prepayment, or other fees and charges due and outstanding under the Underlying Loan (provided, that Borrower may waive late fees or charges and default interest if consistent with Accepted Servicing Practices), other than, with respect to a reduction in principal, if proportionate principal payment is made to the Loan in accordance with Section 2.4 below in connection therewith;
(n)    waives any financial reporting requirements or any financial covenants imposed upon the Underlying Loan Borrower or guarantor under the Underlying Loan Documents (provided, that Borrower may grant extensions (not to exceed ten (10) days) with respect to the outside delivery dates for any such financial reporting requirements (to the extent consistent with Accepted Servicing Practices));
(o)    approves any Transfer (as defined in the Underlying Loan Documents) of the Project or any direct or indirect in Underlying Loan Borrower (other than Transfers expressly permitted in the Underlying Loan Documents), or modifies or amends in any material respect the definition of “Transfer” in the Underlying Loan Documents;
(p)    [reserved];
(q)    amends, modifies or waives any condition to the extension of the maturity date of the Underlying Loan; or
(e)    constitutes the agreement by Borrower or any Servicer to do any of the foregoing.
“Single Purpose Entity” means corporation, limited partnership or limited liability company that, at all times since its formation and all times thereafter, except to the extent approved by Administrative Agent in writing:
(a)    was and will be organized solely for the purpose of holding, directly or indirectly and subject to this Agreement, the Underlying Loan or, in the event of an Conversion, the acquisition, ownership, leasing, management, development and improvement of the REO Project;
(b)    has not engaged and will not engage in any business unrelated to the Underlying Loan (or, if applicable, the REO Project);
(c)    has not had and will not have any assets other than those related to the Underlying Loan (or, if applicable, the REO Project);

(d)    has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like (except as expressly permitted by this Agreement), or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) (except as expressly permitted by this Agreement);
(e)    has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations;
(f)    has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(g)    has maintained and will maintain its accounts, books and records separate from any other Person and (if not consolidated into the return of its constituent parent) will file its own tax returns;
(h)    has maintained and will maintain its books, records, resolutions and agreements as official records;
(i)    has not commingled and will not commingle its funds or assets with those of any other Person;
(f)    has held and will hold its assets in its own name;
(g)    has conducted and will conduct its business in its name only, and has not and will not use any trade name;
(h)    has maintained and will maintain its financial statements (unless included in the constituent financial statements of its parent), accounting records and other entity documents separate from any other Person;
(i)    has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;
(j)    has observed and will observe in all material respects all partnership, corporate or limited liability company formalities, as applicable;
(k)    has and will have no Debt other than the Permitted Debt;
(l)    has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(m)    has not and will not acquire obligations or securities of its partners, members or shareholders;
(n)    has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;
(o)    except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(p)    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(q)    has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(r)    except in connection with the Underlying Loan, has not made and will not make loans to any Person;
(s)    has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;
(t)    has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(u)    has and will have no obligation, while an Event of Default is in existence, to indemnify its partners, officers, directors, or members, as the case may be, or has such an obligation that is fully subordinated to the Loan and will not constitute a claim against it if cash flow in excess of the amount required to pay the Loan is insufficient to pay such obligation; and
(v)    will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.
“Social Security Act” means 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.
“SOFR” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day as published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time) on the immediately succeeding Business Day.
“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.
“Sponsor” means Ares Commercial Real Estate Corporation.
“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a 1.0% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year as per the applicable flood maps.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Administrative Agent.

“State Regulator” means the applicable state department of health or other applicable state regulatory agency having jurisdiction over healthcare facilities or enforcement or administration of the Healthcare Laws affecting healthcare facilities in any state.
“Subsidiary” of a Person means any other Person of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower Party.
“Substitute Lender” has the meaning assigned in Section 2.12(a).
“Taxes” has the meaning assigned in Section 6.2.
“Term SOFR” means, for any Business Day, the Term SOFR Reference Rate for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the Closing Date and, thereafter, two (2) Business Days prior to the first Business Day of each month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day; provided, however, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the rate per annum determined by Administrative Agent as the forward-looking term rate based on SOFR.
“Title Company” means Stewart Title Insurance Company, together with its successors.
“Transfer” means (a) any Division/Series Transaction and (b) any direct or indirect sale, transfer, conveyance, mortgage, grant of Lien or other interest, bargain, installment sale, lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in, (i) all or any part of the Collateral (including any legal or beneficial direct or indirect interest therein), (ii) any Project or any part thereof or (ii) any Restricted Party including any agreement to transfer or cede to another Person any voting management or approved rights, or any other rights, appurtenant to such legal or beneficial ownership or other interest.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Administrative Agent’s or any other Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of Illinois/New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.
“Underlying Loan” has the meaning assigned in the Recitals to this Agreement.
“Underlying Loan Agreement” has the meaning assigned in the Recitals to this Agreement.
“Underlying Loan Borrower” has the meaning assigned in the Recitals to this Agreement. The term “Underlying Loan Borrower” includes the successors in interest of the Underlying Loan Borrower.
“Underlying Loan Cash Collateral” means all funds deposited with Borrower pursuant to Section 2, 5 of the Underlying Loan Agreement, all proceeds of any letters of credit delivered by (or on behalf of) Underlying Loan Borrower to Borrower under the Underlying Loan Agreement, all deposits to the Interest and Carry Reserve (as defined in the Underlying Loan Agreement), the Replacement Reserve (as defined in the Underlying Loan Agreement), the Excess Cash Reserve (as defined in the Underlying Loan Agreement) the Interest Rate Protection Reserve (as defined in the Underlying Loan Agreement), the Entitlement Obligation Reserve (as defined in the Underlying Loan Agreement) and all other funds from time to time deposited by (or on behalf of) Underlying Loan Borrower with Servicer or Borrower to secure the Underlying Loan.
“Underlying Loan Collections” shall mean, with respect to the Underlying Loan at any time, any payment or other cash distribution thereon of principal, interest, fees, or proceeds of or other cash distributions thereon (including casualty or condemnation proceeds), that, in each case, are not required under the related Underlying Loan Documents to be reserved, impounded, escrowed, readvanced or applied for the benefit of the related Underlying Loan Borrower or the Project.
“Underlying Loan Interest Holdback” means a portion of the Underlying Loan in the amount of $5,000,000.00 reserved by Borrower for future disbursement in accordance with the terms of the Underlying Loan Agreement.
“Underlying Loan Documents” means the Underlying Loan Agreement, the Underlying Loan Note, the Underlying Loan Mortgage, and all of the other documents evidencing the obligation of an Underlying Loan Borrower or delivered by an Underlying Loan Borrower in connection with the Underlying Loan and all documents related to the creation, perfection, or maintenance of Liens given to secure such Underlying Loan, as the same may be supplemented, modified, amended, restated or replaced from time to time and including those documents set forth in Schedule 1.1(b).
“Underlying Loan Event of Default” means any event of default that occurs under any Underlying Loan Document that remains in existence beyond any applicable notice or cure period.
“Underlying Loan File” shall mean, as to the Underlying Loan, all documents and instruments evidencing the Underlying Loan (including the Underlying Loan Documents) excluding non-material correspondence among the Underlying Loan Borrower and Borrower.

“Underlying Loan Impairment Default” means the occurrence of any of the following: (a) a payment default under the Underlying Loan Documents that remains in existence for at least ten (10) Business Days following the expiration of any applicable notice or cure period specified in the Underlying Loan Agreement, (b) a filing by Underlying Loan Borrower of a voluntary bankruptcy proceeding, (c) the commencement of any involuntary bankruptcy proceeding against Underlying Loan Borrower that is not dismissed or withdrawn within 60 days following the filing thereof; and (d) the occurrence of any other event of default under the Underlying Loan Documents that remains in existence for 60 days following expiration of any applicable notice, grace or cure period specified in the Underlying Loan Documents.
“Underlying Loan Mortgage” means the mortgage executed by the Underlying Loan Borrower to secure the obligations under the Underlying Loan Documents, as the same may be supplemented, modified, amended, restated or replaced from time to time. If a separate assignment of leases and rents is executed by the Underlying Loan Borrower, the term “Underlying Loan Mortgage” includes both the mortgage, deed of trust, deed to secure debt (or other similar document, as applicable) and the related assignment of leases and rents.
“Underlying Loan Note” has the meaning assigned in the Recitals to this Agreement.
“U.S. Government Securities Business Day” means any day other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in United States government securities.
“U.S. Lender Party” means each of Administrative Agent, the Lenders and each participant of a Lender, in each case that is a U.S. Person.
“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.
“Unadjusted Benchmark Replacement Rate” means the Benchmark Replacement Rate excluding the Benchmark Replacement Adjustment.
“Withholding Taxes” has the meaning assigned in Section 2.14(a).
Section 1.2    Definitions. All terms defined in Section 1.1 above or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Credit Document, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole. The words “include” and “include(s)” when used in this Agreement and the other Credit Documents each means “include(s), without limitation,” and the word “including” means “including, but not limited to” and “including, without limitation.” The word “or” when used in this Agreement and the other Credit Documents has the inclusive meaning represented by the phrase “and/or”, unless the usage would clearly indicate otherwise.
Section 1.3    Phrases. When used in this Agreement and the other Credit Documents, the phrases “satisfactory to Administrative Agent,” “satisfactory to Lenders,” and “satisfactory to Required Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Administrative Agent’s consent,” “with the Lenders’ consent,” and “with the Required Lenders’ consent,” or “with Administrative Agent’s approval,” “with the Lenders’ approval,” and “with the Required Lenders’ approval” shall mean such consent or approval at such Person’s or Persons’ sole discretion, and the phrases “acceptable to

Administrative Agent,” “acceptable to Lenders,” and “acceptable to the Required Lenders” shall mean acceptable to such Person or Persons at his, her or their sole discretion unless otherwise specified in this Agreement.
Section 1.4    UCC Terms. Unless otherwise specified herein, the following terms have the meanings ascribed to them in the UCC, provided that if such term shall be defined differently in multiple divisions or articles of the UCC, the definitions for such terms specified in Article or Division 9 of the UCC shall control: “Accounts,” “Account Debtor,” “Chattel Paper,” “Contracts,” “Deposit Accounts,” “Documents,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Health-Care Insurance Receivable,” “Instruments,” “Inventory,” “Investment Property,” “Letter-Of-Credit Rights,” “Payment Intangible,” “Securities Account,” “Software” and “Supporting Obligations”.
Section 1.5    Construction. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, and (d) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. All references herein to a “fiscal” year or quarter or other period refer to a calendar year or quarter or other period unless otherwise specifically set forth.
Section 1.6    Accounting Terms and Definitions. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Administrative Agent hereunder, shall be prepared, in accordance with GAAP.
ARTICLE 2
LOAN TERMS
Section 2.1    The Loan; Loan Origination Fee.
(a)    Generally. The Loan contemplated under this Agreement shall be funded in one or more advances in accordance with this Section 2.1 and repaid by Borrower in accordance with this Agreement and the Notes. Each Lender severally, but not jointly, agrees to make its Proportionate Share of the Loan in Dollars to Borrower in the amount of such Lender’s Commitment in accordance with the terms of this Section. The aggregate amount of all advances of the Loan on a cumulative basis shall not exceed the Maximum Commitment Amount. The Loan is not a revolving credit loan, and any portion of the Loan that is repaid may not be reborrowed.
(b)    Closing Date Advance. On the Closing Date, upon satisfaction of the applicable conditions to advance described in Schedule 2.1, Lenders shall advance to Borrower, in a single advance, a portion of the Loan in the principal amount of $105,000,000.00.
(c)    Origination Fee. On the Closing Date, Borrower shall pay to Lenders an upfront fee in the amount of 0.50% of the principal amount of the Loan (the “Origination Fee”). The

Origination Fee shall be fully earned when due and shall not be subject to reduction or be refundable under any circumstances.
Section 2.2    Interest Rate; Late Charge. The outstanding principal balance of the Loan shall bear interest at a floating rate of interest equal to the Contract Rate. If Borrower fails to pay any installment of interest or principal due with respect to the Loan within five (5) days after the date on which the same is due, excluding the final payment due on the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders, a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. Administrative Agent shall pay to each Lender (other than a Defaulting Lender) its portion of the late charge based on each Lender’s Proportionate Share of the Loan in accordance with Section 2.3. The foregoing late charge is intended to compensate each Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by each Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses each Lender will incur by reason of late payment. Borrower and each Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent any Lender from exercising any other rights or remedies available to such Lender with respect to such Event of Default. While any Event of Default exists, the Loan shall bear interest at the Default Rate.
Section 2.3    Terms of Payment. The Loan shall be payable as follows:
(a)    Interest. Commencing on the Payment Date in August, 2022, and on each Payment Date thereafter through and including the Payment Date immediately prior to the Scheduled Maturity Date, Borrower shall pay to Administrative Agent for the account of Lenders, interest in arrears computed at the Contract Rate on the outstanding principal balance of the Loan.
(b)    Maturity. On the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders, all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other amounts due under the Credit Documents.
(c)    Extension of Scheduled Maturity Date.
(i)    Borrower shall have the right and option (the “First Extension Option”) to extend the Initial Maturity Date to the First Extended Maturity Date, subject to satisfaction of the following conditions:
(A)    Borrower shall have notified Administrative Agent in writing of the exercise of the First Extension Option no earlier than one hundred twenty (120) days and no later than forty (40) days prior to the then Scheduled Maturity Date, which notice may be revoked at Borrower’s option upon written notice to Administrative Agent.
(B)    On the date of such written notice and on the Initial Maturity Date, no Potential Default or Event of Default shall be in existence, the Project Yield shall equal or exceed the Minimum Project Yield, and the Debt Service Coverage Ratio shall equal or exceed the Minimum Debt Service Coverage Ratio;
(C)    The Underlying Loan Borrower shall have satisfied the conditions precedent set forth in the Underlying Loan Documents to the extension of the maturity date of the Underlying Loan, and the maturity date of the Underlying Loan shall have been extended to a date that is no earlier than the First Extended Maturity Date;
(D)    the representations and warranties of Borrower and Guarantor in the Credit Documents shall be true and correct in all material respects on and as of the Initial Maturity Date as then in effect with the same effect as if made on such date, and Administrative Agent shall have received a certificate of an authorized agent of Borrower and Guarantor to such effect; and
(E)    Prior to the Initial Maturity Date, Borrower shall have paid to Administrative Agent (for the account of Lenders) an extension fee equal to 0.25% of the then outstanding principal balance of the Loan.
(ii)    Borrower shall have the right and option (the “Second Extension Option”) to extend the First Extended Maturity Date to the Second Extended Maturity Date, subject to satisfaction of the following conditions:
(A)    Borrower shall have notified Administrative Agent in writing of the exercise of the Second Extension Option no earlier than one hundred twenty (120) days and no later than forty (40) days prior to the then Scheduled Maturity Date[, which notice may be revoked at Borrower’s option upon written notice to Administrative Agent.
(B)    On the date of such written notice and on the First Extended Maturity Date, no Potential Default or Event of Default shall be in existence, the Project Yield shall equal or exceed the Minimum Project Yield, and the Debt Service Coverage Ratio shall equal or exceed the Minimum Debt Service Coverage Ratio;
(C)    The Underlying Loan Borrower shall have satisfied the conditions precedent set forth in the Underlying Loan Documents to the extension of the maturity date of the Underlying Loan, and the maturity date of the Underlying Loan shall have been extended to a date that is no earlier than the Second Extended Maturity Date;
(D)    the representations and warranties of Borrower and Guarantor in the Credit Documents shall be true and correct in all material respects on and as of the First Extended Maturity Date as then in effect with the same effect as if made on such date, and Administrative Agent shall have received a certificate of an authorized agent of Borrower and Guarantor to such effect; and
(E)    Prior to the First Extended Maturity Date, Borrower shall have paid to Administrative Agent (for the account of Lenders) an extension fee equal to 0.25% of the then outstanding principal balance of the Loan.
Section 2.4    Prepayment.
(a)    Voluntary Prepayment. The outstanding principal balance of the Loan may be voluntarily prepaid in whole or in part at any time following written notice (which notice may be delivered by electronic mail) to Administrative Agent of such prepayment. If Borrower provides such notice, Borrower shall pay to Administrative Agent, together with such principal payment, all accrued interest on such principal amount, any applicable Breakage Amount, and all other outstanding amounts then due and unpaid under the Credit Documents and, if such prepayment is a full prepayment, all other amounts required to be paid on the Maturity Date pursuant to Section 2.3(b).
(b)    Mandatory Prepayments. Borrower shall make the following principal payments for application to the outstanding principal balance of the Loan, in each case without notice or demand therefor, except as expressly provided in this Section 2.4(b) to the contrary:
(i)    Borrower shall pay to Administrative Agent (contemporaneously with the making of the corresponding Principal Payment) an amount equal to 79% (or, if an Event of Default is then in existence, 100%) of each Principal Payment received (excluding Principal Payments relating to casualty or condemnation proceeds, which shall be applied in accordance with Subsection 2.4(b)(ii) below).
(ii)    If Borrower receives any Principal Payment relating to casualty or condemnation proceeds that Borrower elects to apply toward repayment of the Underlying Loan, Borrower shall pay to Administrative Agent (contemporaneously with Borrower’s receipt of the corresponding Principal Payment) an amount equal to 79]% (or, if an Event of Default is then in existence, 100%) of the such Principal Payment.
(iii)    Borrower shall pay to Administrative Agent an amount equal to 100% of any proceeds arising from the exercise of remedies by Borrower.
(iv)    If, as of any Determination Date, the Project Yield is less than the applicable Minimum Project Yield, Borrower shall pay to Administrative Agent an amount equal to the applicable Remargin Amount within fifty-five (55) days following Administrative Agent’s written request therefor.
Each payment required pursuant to this Section 2.4(b) shall be accompanied by all interest accrued on the amount so prepaid at the Contract Rate (or, if applicable, the Default Rate) through the date of prepayment and all other amounts then due and payable under this Agreement.
(c)    Treatment of Principal Payments Applied to Protective Advances. Protective advances made by Borrower under the Underlying Loan Documents shall be paid following repayment in full of the Loan.
(d)    Breakage Amount. Upon any payment of the Loan (or any portion thereof) on any day that is not a Payment Date (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay to Administrative Agent, for the account of Lenders, the Breakage Amount.
(e)    Prepayment on a Business Day. Any prepayment made under this Section 2.4 may be made only on a U.S. Governmental Securities Business Day (and, if tendered on a day other than a U.S. Governmental Securities Business Day, shall be applied on the immediately succeeding U.S. Governmental Securities Business Day).
Section 2.5    Debt Service Reserve.
(a)    Establishment of Debt Service Reserve. The parties hereby agree that, on the Closing Date, a reserve shall be established under this Agreement by Borrower with Administrative Agent, which reserve shall be held by Administrative Agent and shall serve as Collateral for the Obligations (such reserve, “Debt Service Reserve”).

(b)    Deposits to Debt Service Reserve. If, as of any Determination Date, the Debt Service Coverage Ratio (calculated in accordance with Section 2.5(c)) is less than the covenant amount set forth in Section 6.13 for such Determination Date, Borrower shall deposit with Administrative Agent, on or before the date that is fifteen (15) days following the applicable Determination Date, an amount that, if added to Adjusted Revenue, would result in a Debt Service Coverage Ratio equal to the covenant amount set forth in Section 6.13 for such Determination Date, for deposit into the Debt Service Reserve.
(c)    Calculation of Debt Service Reserve Deposits. For purposes of this Section 2.5, (i) Adjusted Expenses shall be for the six month period ending on the applicable Determination Date and shall not be annualized; (ii) Debt Service shall be for the six month period ending on the applicable Determination Date and shall not be annualized; (iii) Adjusted Revenue shall be for the six (6) month period ending on the applicable Determination Date and shall not be annualized; and (iv) Adjusted Revenue shall be increased by the amounts on deposit, in each case as of the applicable Determination Date, in the Debt Service Reserve and, provided such reserve is held in a Deposit Account maintained by Borrower that is subject to a Deposit Account Control Agreement in favor of Administrative Agent, the Underlying Loan Debt Service Reserve.
(d)    Use of Funds. The Debt Service Reserve shall not be available to Borrower for payment of debt service or any other amount payable by Borrower under this Agreement or any other Credit Document. While an Event of Default is in existence, Administrative Agent, at its option, may (and at the direction of the Required Lenders shall) apply any sums then present in the Funds to the Obligations in accordance with Section 2.6(a).
(e)    General Provisions. Borrower hereby pledges to Administrative Agent and the Lenders, and grants to Administrative Agent (for the benefit of the Lenders), a security interest in, any and all monies now or hereafter deposited into the Debt Service Reserve as security for the Obligations. The Lenders and Borrower acknowledge that the funds on deposit in the Debt Service Reserve shall be held without interest in Administrative Agent’s name, may be commingled with the general funds of Administrative Agent and are not held for the benefit of Borrower. All costs and expenses incurred by Administrative Agent in connection with the administration of the Debt Service Fund shall be paid by Borrower promptly upon demand or, at Administrative Agent’s sole discretion, deducted from the Debt Service Reserve. Any amounts remaining in the Debt Service Reserve at the time of payment and performance in full of the Obligations shall be promptly disbursed to the Borrower, provided no Event of Default is then in existence.
Section 2.6    Application and Return of Payments.
(a)    Waterfall. Provided no Event of Default is in existence, all payments received by Administrative Agent under the Credit Documents shall be applied, (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to Administrative Agent pursuant to this Agreement, any Credit Document; (ii) second, to pay Default Rate interest or late charges (if any then due and payable); (iii) third, to pay interest then due and payable calculated at the Contract Rate; (iv) fourth, to principal payments, if any, due under the Loan; (v) fifth, to any reserves, escrows or other impounds required to be maintained pursuant to the Credit Documents; and (vi) sixth, to the ratable payment of all other Obligations. While an Event of Default is in existence, all payments shall be applied in such order as Administrative Agent shall determine in its sole discretion. Notwithstanding anything herein to the contrary, if, at any time during the existence of an Event of Default or acceleration of the Obligations or on or after the Maturity Date, Administrative Agent applies any payments received or the proceeds of any Collateral to principal payments on the Loan, Administrative Agent shall apply such payments or proceeds pro rata between such principal payments on the Loan.

(b)    Application of Payments Generally. All prepayments of the principal amount of the Loan shall be applied to reduce the remaining installments of such outstanding principal amounts of the Loan in the inverse order of maturity. If sufficient amounts are not available to repay all outstanding Obligations then due described in any priority level set forth in this Section 2.6, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.6 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.
(c)    Payments. Borrower shall make each payment under any Credit Document not later than 11:00 a.m. (Eastern Standard or Daylight Savings time) on the day when due to Administrative Agent by (i) during any period in which Newpoint is the Servicer, wire transfer or (ii) if Newpoint is not the Servicer, Automated Clearing House (“ACH”) transfer initiated by Administrative Agent pursuant to an ACH Authorization Form executed by Borrower following the termination of Newpoint as Servicer to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified Borrower in writing within a reasonable time prior to the date on which such payment is due) in immediately available Dollars and without setoff or counterclaim:
Bank:    Capital One Bank
ABA No.:     065000090
Account Number:    21100-10002129-38395
Account Name:     Specialty Finance
Reference:     *[___________]
Administrative Agent shall cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.6(a), promptly after receipt or deemed receipt, but not later than one Business Day following receipt (or deemed receipt) by Administrative Agent. Administrative Agent shall have no obligation to make any payments to a Lender except out of amounts received or applied by Administrative Agent with respect to the Loan, and only if and to the extent payable in accordance with said Section 2.6(a). Payments received by Administrative Agent after 11:00 a.m. (Eastern Standard or Daylight Savings time) shall be deemed to be received on the next Business Day.
(d)    Computation of Interest and Fees. All computations of interest and of fees shall be made by Administrative Agent on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from (and including) the date of the initial disbursement under the Loan or the date of the preceding Payment Date, as the case may be, to (but not including) the date of the next Payment Date or the Maturity Date, as the case may be. Each determination of an interest rate or the amount of a fee hereunder shall be made by Administrative Agent and shall be conclusive, binding and final for all purposes, absent manifest error.
(e)    Payments Due on Non-Business Days. Whenever any payment hereunder shall be stated to be due on a day that is not a U.S. Government Securities Business Day, the due date for such payment shall be extended to the next succeeding U.S. Government Securities Business Day, as provided in the definition of “Business Day”.
(f)    Advancing Payments; Return of Payments.

(i)    Unless Administrative Agent has received notice from Borrower prior to the date on which any payment is due hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.
(ii)    If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from the Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim, defense, or deduction of any kind.
(iii)    If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement or any other Credit Document must be returned to any Borrower Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Credit Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(g)    Erroneous Payments.
(i)    If the Administrative Agent notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, other Secured Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and held in trust for the benefit of the Administrative Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 2.6(g)(i) shall be conclusive, absent manifest error.

(ii)    Without limiting immediately preceding Section 2.6(g)(i), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (A) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (B) that was not preceded or accompanied by a Payment Notice, or (C) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (A) or (B), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (C)), in each case, with respect to such payment, prepayment or repayment.
(iii)    Each Lender and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under Section 2.6(g)(i) above or under the indemnification provisions of this Agreement.
(iv)    Borrower hereby agrees that (A) if an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated (irrespective of whether the Administrative Agent may be equitably subrogated) to all the rights of such Lender or other Secured Party under the Loan Documents with respect to such amount, (B) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Borrower Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Borrower Party for the purpose of making such Erroneous Payment, and (B) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, other Secured Party or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by the Administrative Agent from the Borrower or any other Borrower Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.
(v)    To the extent permitted by Requirements of Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(vi)     Each party’s obligations, agreements and waivers under this Section 2.6(g) shall survive the resignation or replacement of the Administrative Agent, or any transfer of rights or obligations by, or the replacement of, a Lender or other

Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
Section 2.7    Uses of Loan Proceeds. Borrower shall use the proceeds of the Loan solely for the purpose of making the Underlying Loan. The proceeds of the Underlying Loan are intended and will be used for business and/or commercial purposes and are not intended and will not be used for personal, family or household purposes.
Section 2.8    Capital Adequacy; Increased Costs; Illegality.
(a)    If any Change in Law increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time, upon demand by such Lender, pay to such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the affected Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(a).
(b)    If, due to any Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then Borrower shall from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(b)
(c)    Notwithstanding anything to the contrary contained herein (but subject to the terms of Section 2.10), if after the Closing Date, (i) any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain its Loan Commitment bearing interest computed by reference to the then current Benchmark, or (ii) the then current Benchmark is discontinued or is otherwise no longer available (temporarily or otherwise), then (A) with respect to the occurrence described in subsection (i) above, unless such Lender is able to make or to continue to fund or to maintain its Loan Commitment at another office of such Lender without, in such Lender’s opinion, adversely affecting it or its Loan Commitment or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower, (1) the obligation of such Lender to agree to make or to make or to continue to fund or maintain its Loan Commitment shall terminate and (2) Borrower shall prepay in full such Lender’s Proportionate Share of the Loan, together with interest accrued thereon, within thirty (30) days following such Lender’s demand for payment unless such Lender elects to use the Base Rate as a replacement index, plus an Applicable Margin (which may be negative) to approximate the Contract Rate before such change in law or regulation and (B) with respect to the occurrence described in subsection (ii) above, Administrative Agent will use the Base Rate as a replacement index, plus an Applicable Margin (which may be negative) to approximate the Contract Rate. If any Lender elects to use the Base Rate as contemplated by subsection (A) above or if subsection

(B) above is applicable, Administrative Agent will notify Borrower of the Base Rate and the Applicable Margin to be used and the same shall be applied to the Loan effective as of the date such Lender or Administrative Agent determined that the then current Benchmark was no longer available (temporarily or otherwise), as applicable.
Section 2.9    Interest Rate Protection. Borrower shall not enter into any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement pertaining to fluctuations in interest rates, or any swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies, other than a Hedge Agreement approved by Administrative Agent, and not for speculative purposes. The Collateral shall not be pledged or encumbered in any manner to secure any obligation under a Hedge Agreement.
Section 2.10    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement Rate. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement Rate. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the then-current Benchmark with a Benchmark Replacement Rate pursuant to this Section 2.10(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement Rate, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement Rate, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 2.10(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(c).
(d)    Benchmark Unavailability Period. During the existence of a Benchmark Unavailability Period, the Loan will bear interest at the Base Rate, plus the Applicable Margin.

(e)    Conflict with Other Sections. In the event of a conflict between the terms of this Section 2.10 and the terms of Section 2.8 or any other section of this Agreement, the terms of this Section 2.10 shall control.
Section 2.11    Evidence of Debt.
(a)    Records of Lenders. Each Lender shall maintain, in accordance with its usual practice, accounts evidencing the Indebtedness of Borrower to each Lender resulting from the Proportionate Share of the Loan of such Lender from time to time outstanding, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, with respect to each Lender having sold a participation interest in any of the Obligations owing to it, such Lender, acting as agent of Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 10.1 (or at such other address as Administrative Agent shall notify Borrower) a record of ownership, in which such Lender shall register by book entry (i) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant in any Obligation owing to such Lender, in any Commitment or any portion of the Loan and in any right of such Lender to receive any payment hereunder.
(b)    Records of Administrative Agent. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error; provided, however, that no error in such account and no failure of any Lender or Administrative Agent to maintain any such account shall affect the obligations of any Borrower Party to repay the Loan in accordance with its terms. Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) shall constitute a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.11 and Section 10.3 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
(d)    Replacement Notes. Upon receipt of an acceptable affidavit and indemnity of Lender as to the loss, theft, destruction or mutilation of any Note, and, in the case of any such mutilation, upon receipt of such Note, Borrower will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor.
Section 2.12    Substitution of Lenders.
(a)    If any Lender that is not an Affiliate of Administrative Agent (an “Affected Lender”), makes a claim under Section 2.8 or notifies Borrower and Administrative Agent pursuant to Section 2.8 that it becomes illegal for such Lender to continue to fund or maintain its Proportionate Share of the Loan using the then-current Benchmark, Borrower may either pay in full such Affected Lender with respect to amounts due with the consent of Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent (in each case, a “Substitute Lender”).
(b)    To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, Borrower shall deliver a notice to Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to Administrative Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender), and (ii) in the case of a substitution, (A) payment by the Substitute Lender of the assignment fee set forth in Section 10.3 and (B) an Assignment and Assumption.
(c)    Upon satisfaction of the conditions set forth in clause (b) above, Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Commitment shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Credit Documents with respect to the Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitment, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in the amount of such Affected Lender’s Commitment and (C) the Affected Lender and the applicable Substitute Lender shall execute and deliver to Administrative Agent an Assignment and Assumption to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.
Section 2.13    Pro Rata Treatment; Sharing of Payments.
(a)    Pro Rata Treatment. (i) Each advance of the Loan from the Lenders under Section 2.1 shall be made by the Lenders, and any termination of the obligation to make an advance of the Loan shall be applied to the respective Commitments of the Lenders, based on their Proportionate Share; (ii) each payment or prepayment of principal of the Loan by Borrower shall be made for account of the Lenders based on their Proportionate Share; and (iii) each payment of interest on the Loan by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.
(b)    Sharing of Payments, Etc.
(i)    If any Lender shall obtain from any Borrower payment of any principal of or interest on the Loan owing or payment of any other amount under this Agreement or any other Credit Document through the exercise of any right of set off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loan or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loan or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loan or such other amounts, respectively, owing to each of the Lenders. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
(ii)    Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan or other amounts (as the case may be) owing to such Lender in the amount of such participation.
(iii)    Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.13(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.13(b) to share in the benefits of any recovery on such secured claim.
Section 2.14    Withholding Taxes.
(a)    Payments Free and Clear of Withholding Taxes. Each payment by Borrower under any Credit Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) through (iv) below, the “Withholding Taxes”) other than for (i) taxes imposed on or measured by net income (including branch profits taxes) and franchise taxes, in each case, (a) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) United States federal withholding taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan (or, if applicable, Commitment) pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan (or, if applicable, Commitment) (other than pursuant to an assignment request by Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14(b), amounts with respect to such taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirements of Law) by any Lender to deliver the documentation required to be delivered pursuant to Section 2.14(f) below and (iv) any United States federal withholding Taxes imposed under FATCA (the taxes described in subsections (i) through (iv) of this Section 2.14(a) herein called “Excluded Taxes”). “Other Connection Taxes” means, with respect to Lender, taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
(b)    Gross-Up. If any Taxes shall be required by any Requirements of Law to be deducted from or in respect of any amount payable under any Credit Document to any Lender and such Taxes are Withholding Taxes, (i) such amount payable shall be increased as necessary to ensure that, after all required deductions for Withholding Taxes are made (including deductions applicable to any increases to any amount under this Section 2.14), such Lender receives the amount it would have received had no such deductions been made, (ii) the relevant Borrower Party shall make such deductions, (iii) the relevant Borrower Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, Borrower shall deliver to Administrative Agent an original or certified copy of a receipt evidencing such payment.
(c)    Other Taxes. In addition, Borrower agrees to pay, and authorizes Administrative Agent to pay in its name, any stamp, documentary, intangible, excise or property tax, charges or similar levies imposed by any applicable Requirements of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Credit Document or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Withholding Taxes or Other Taxes by any Borrower Party, Borrower shall furnish to Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof.
(d)    Indemnification. Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Administrative Agent), each Lender for all Withholding Taxes and Other Taxes (including any Withholding Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender and any Liabilities (other than Liabilities specifically excluded in this Section 2.14) arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted. A certificate of the Lender (or of Administrative Agent on behalf of such Lender) claiming any compensation under this clause (d), setting forth in reasonable detail the basis for and calculation of the amounts to be paid thereunder and delivered to Borrower with copy to Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Administrative Agent and such Lender may use any reasonable averaging and attribution methods.
(e)    Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(f)    Tax Forms.
(i)    Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirements of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested in writing by Borrower or Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and Borrower with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Credit Documents. Unless Borrower and Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Credit Document to or for a Non-U.S. Lender Party are not subject to United States Withholding Tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower Parties and Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.14(f) and (D) from time to time if requested in writing by Borrower or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(iii)    Each Lender having sold a participation in any of its Obligations shall collect from such participant the documents described in this clause (f) and provide them to Administrative Agent.
(iv)    If a payment made to a Lender would be subject to United States federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Administrative Agent and Borrower any documentation under any Requirements of Law or reasonably requested in writing by Administrative Agent or Borrower sufficient for Administrative Agent or Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment
(g)    Refunds. If a Lender has received a refund of (or tax credit with respect to) any Withholding Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund (or the benefit realized as a result of such tax credit) to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.14 with respect to the Withholding Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Lender (including any Withholding Taxes imposed with respect to such refund) as is determined by the Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the written request of the Lender, agree to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund to such Governmental Authority. This Section 2.14 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Withholding Taxes or Other Taxes which it deems in good faith to be confidential) to Borrower or any other person.
(h)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Credit Document.
Section 2.15    Underlying Loan Collections; Deposit Account.
(a)    All Underlying Loan Collections shall be deposited into the Collections Deposit Account within two (2) Business Days of receipt.
(b)    While an Event of Default is in existence, Administrative Agent shall have the right, at its option, to (i) direct the applicable depository institution to transfer all amounts then on deposit in the Collections Account to Administrative Agent, (ii) terminate the Servicer, (iii) exercise remedies under the Deposit Account Control Agreement governing the Collections Account and (iv) direct Borrower to transfer all Underlying Loan Collections and all other amounts paid by Underlying Loan Borrower (including impound and reserve payments) to Administrative Agent, and Administrative Agent shall have the right to apply such amounts to the Obligations (excluding reserves and impounds, which shall be applied in accordance with the terms of the Underlying Loan Documents). 2
(c)    Borrower agrees that it shall be solely responsible for any fees and charges in effect from time to time and charged by the applicable depository institution in connection with the Collections Account, and that Administrative Agent shall have no liability therefor. Borrower hereby indemnifies and agrees to hold Administrative Agent solely in its capacity as Administrative Agent hereunder and not in its capacity as the applicable depository institution (which shall be governed by the Deposit Account Control Agreement) harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Administrative Agent pursuant to this Section or the Deposit Account Control Agreement, except to the extent of the gross negligence or willful misconduct of Administrative Agent as determined by the final non-appealable decision of a court of competent jurisdiction.
(d)    If any Underlying Loan Collections are not deposited in accordance with the terms of this Agreement, but are received directly by Borrower in violation of this Agreement, such collections shall be held in trust for the benefit of Administrative Agent pursuant to an express trust created hereby and immediately deposited, in the form received, into the Collections Account.
(e)    Borrower acknowledges and agrees that compliance with the terms of this Section is essential, and that Administrative Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law if Borrower fails to honor the terms hereof. Accordingly, in addition to all other rights and remedies of Administrative Agent and Lenders hereunder, upon such failure by Borrower or while an Event of Default is in existence, Administrative Agent shall have the right to (i) seek specific performance of Borrower’s obligations under this Section, and any other equitable relief as Administrative Agent may deem
2 Need to understand cash flow through Servicer

necessary or appropriate, and Borrower waives any requirement for the posting of a bond in connection with such equitable relief, or (ii) as the irrevocably made, constituted and appointed true and lawful attorney for Borrower, by the signature or other act of any of Administrative Agent’s officers (without requiring any of them to do so), direct Underlying Loan Borrower to pay the Underlying Loan Collections to the applicable depository institution, for deposit into the Collections Account, or to Administrative Agent.
(f)    Borrower shall not, and Borrower shall not suffer or permit any other Borrower Party to, (i) withdraw any amounts from the Collections Account except in accordance with the terms hereof, (ii) change the procedures or sweep instructions under the agreements governing the Collections Account or (iii) send to or deposit in the Collections Account any funds other than Underlying Loan Collections made and proceeds of other Collateral. Borrower shall, and shall cause each Borrower Party to, if requested to do so by Administrative Agent, cooperate with Administrative Agent in the identification and reconciliation on a monthly basis of all amounts received in or required to be deposited into the Collections Account.
(g)    All Underlying Loan Cash Collateral shall be retained by Borrower in the Collections Account (or a subaccount established thereunder) until applied to the outstanding principal balance of the Underlying Loan or disbursed to the Underlying Loan Borrower in accordance with the Underlying Loan Documents.
(h)    Any letter of credit furnished by Underlying Loan Borrower shall be in form and substance reasonably acceptable to Administrative Agent, shall be issued by an issuer that is reasonably acceptable to Administrative, shall be assignable without payment of any fee by the beneficiary thereunder and, promptly upon Administrative Agent’s written request while an Event of Default is in existence, shall be transferred to Administrative Agent.
ARTICLE 3
SECURITY AGREEMENT; COLLATERAL
Section 3.1    Grant of Security Interest.
(a)    As security for the timely payment of the Indebtedness in accordance with this Agreement and the Notes and for the payment and performance of all of the Obligations, Borrower hereby grants to Administrative Agent, for the benefit of the Lenders, a first priority security interest in all of Borrower’s present and future estate, right, title and interest in and to the following described Collateral, whether now owned or hereafter acquired (collectively, the “Collateral”):
(i)    the Underlying Loan;
(ii)    the Underlying Loan Documents, and all renewals, extensions, modifications and replacements of any of them;
(iii)    all Records relating to the Underlying Loan;
(iv)    all Underlying Loan Files relating to the Underlying Loan;
(v)    all Underlying Loan Collections;
(vi)    all collection, escrow, reserve, collateral or lock-box accounts and all amounts and property from time to time on deposit therein, to the extent of Borrower’s or the holder’s interest therein, and provided such amounts relate to the Underlying Loan, all accounts into which debt service under the Underlying Loan is paid being collaterally assigned to Administrative Agent as security for the Loan;
(vii)    all rights of Borrower under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement that relate to the Underlying Loan;
(viii)    any other contract rights, accounts (including any interest of Borrower in escrow accounts), payments, letters of credit, rights to payment (including payments of interest or finance charges) and general intangibles to the extent the foregoing relates to the Underlying Loan, and any other assets relating to the Underlying Loan;
(ix)    any Hedge Agreements associated with the Underlying Loan;
(x)    any and all other collateral for the Underlying Loan;
(xi)    all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of Borrower in respect of the Underlying Loan; all of Borrower’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with the Underlying Loan, including all guarantees, lien priority agreements, security agreements, deeds of trust, collateral assignments, subordination agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts; all of Borrower’s rights, to the extent assignable, in, to and under any and all commitments issued by or any lender, investor or securities issuer to refinance, guarantee, purchase or insure in the Underlying Loan or refinance the Underlying Loan, together with the proceeds arising from or pursuant to any and all such commitments; all rights under every Insurance Policy relating to the Project[s] securing the Underlying Loan for the benefit of the creditor of the Underlying Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Underlying Loan or its security; all insurance (including casualty insurance, pool insurance and title insurance proceeds) or condemnation proceeds (or payments in lieu of condemnation) paid or payable with respect to any Underlying Loan and/or any of the property securing payment of any Underlying Loan or covered by any related instrument;
(xii)    all books, records, files, papers, documents, instruments, surveys, certificates, correspondence, appraisal reports, accounting records and other records, information and data relating to the Underlying Loan or any of the Underlying Loan Documents or any of the other Collateral described or referred to above, including any of the foregoing necessary or useful for Borrower or any other servicer to service or administer the Underlying Loan or the Underlying Loan Documents;
(xiii)    the nonexclusive right to use (in common with Borrower and other Persons holding valid and enforceable rights thereto) Borrower’s data and information (including any virtual data, if applicable) relating to the Underlying Loan as provided to Administrative Agent by Borrower;
(xiv)    all Underlying Loan Cash Collateral;
(xv)    all “accounts”, “chattel paper”, “deposit accounts”, “documents”, “equipment”, “general intangibles” (including “payment intangibles”), “goods”, “inventory”, “instruments”, “investment property”, “letters of credit”, “letter of credit rights”, “securities”, “securities entitlements” and “supporting obligations”, as each as defined in the UCC; and
(xvi)    all accessions or additions to, substitutions for and proceeds of any and all of the foregoing, together with all renewals and replacements of any of the foregoing.
(b)    The possession by Administrative Agent, or any designee or agent of Administrative Agent, of the Collateral shall be deemed to be possession by the secured party for purposes of perfecting the security interest pursuant to the UCC.
Section 3.2    Custody of Underlying Loan Documents.
(a)    On or before to the Closing Date, Borrower shall deliver (or shall have made arrangements satisfactory to Administrative Agent for the promptly delivery of) the Underlying Loan File to Administrative Agent or its custodian, which shall include the following documents pertaining to the Underlying Loan:
(i)    The original Underlying Loan Note, with an original undated allonge affixed to such Underlying Loan Note and endorsing such Underlying Loan Note: “Pay to the order of “______________” and signed in the name of Borrower;
(ii)    Each of the Underlying Loan Documents set forth on Schedule 1.1(b) attached hereto, as an original or a copy, all as indicated on Schedule 1.1(b); and
(iii)    An original of each of the Mortgage Assignment, duly executed by Borrower in blank (as applicable), and in form and substance acceptable for recording (as applicable).
(b)    Borrower hereby acknowledges that Administrative Agent may (but shall not be required to) deliver any or all of the documents listed on Schedule 1.1(b) attached hereto, and any other documents or materials received by Administrative Agent from Borrower or its agents or representatives, to a custodial service provider used by Administrative Agent from time to time (and selected by Administrative Agent in its reasonable discretion).
(c)    From time to time, as required under Section 6.20(f), Borrower shall forward to Administrative Agent (or its designee) additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of the Underlying Loan approved or entered into in accordance with the terms of this Agreement.
(d)    With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Borrower shall deliver to Administrative Agent a copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Borrower shall deliver such original documents to Administrative Agent promptly after they are received. Any Underlying Loan Files not delivered to Administrative Agent (or its designee) and shall be held by Borrower or its designee for the benefit of Administrative Agent as the holder of a first priority security interest therein. Borrower or its designee shall maintain a copy of the Underlying Loan File and the originals of the Underlying Loan File not delivered to Administrative Agent or its designee. The possession of the Underlying Loan File by Borrower or its designee is at the will of Administrative Agent for the sole purpose of servicing the Underlying Loan, and such retention and possession by Borrower or its designee is in a custodial capacity only and may be revoked by Administrative Agent at any time.

Section 3.3    Further Assurances Concerning Collateral; Additional Collateral.
(a)    In furtherance of the foregoing, Borrower hereby agrees to perform, or cause to be performed, such acts and duly to authorize, execute, acknowledge, deliver, file and record (or cause such actions to be taken with respect to) such financing statements, assignments, security agreements, deeds of trust, mortgages, letter of credit assignments, bond powers and supplements, modifications or amendments to any of them, and such other documents as Administrative Agent may reasonably request in order to establish and preserve the priority of, perfect and protect the Liens granted or intended to be granted to Administrative Agent in and to any and all such Collateral and to preserve and protect Administrative Agent’s rights in respect of all present and future Collateral for the Obligations.
(b)    Borrower hereby authorizes Administrative Agent to file a UCC-1 financing statement naming Borrower as debtor and Administrative Agent as secured party, and identifying the Collateral as “all assets of the debtor” or words to that effect.
(c)    If any amount payable under or in connection with the Underlying Loan shall be or become evidenced by any promissory note (other than the Underlying Loan Note), other instrument or chattel paper (as each of the foregoing is defined under the UCC), such promissory note, instrument or chattel paper shall be promptly delivered to Administrative Agent or its designee, duly endorsed in a manner reasonably satisfactory to Administrative Agent or if any collateral or other security shall subsequently be delivered to Borrower in connection with the Collateral Loan, Borrower shall promptly deliver or forward such item of collateral or other security to Administrative Agent, together with such instruments of assignment as are necessary as Administrative Agent may reasonably request.
Section 3.4    Rights After Occurrence of Event of Default. After the occurrence of any Event of Default, and without limitation of its remedies under Article 8, Administrative Agent shall have the right (but not obligation) to:
(a)    in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;
(b)    to direct (and to take any and all other steps necessary to cause) the Underlying Loan Borrower to pay over directly to Administrative Agent for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower;
(c)    to direct (and to take any and all other steps necessary to cause) the Custodian to release the Underlying Loan Documents to Administrative Agent;
(d)    to direct (and to take any and all other steps necessary to cause) the Servicer to pay over directly to Administrative Agent for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or Administrative Agent has the right to take under the Servicer Acknowledgement, including termination of the Servicing Agreement as to Borrower; and
(e)    to request in writing that Borrower forthwith pay to Administrative Agent at its principal office all amounts thereafter received by Borrower upon or in respect of any of the Collateral, advising Administrative Agent as to the sources of such funds, and if Administrative Agent does so request, then Borrower shall diligently and continuously thereafter comply with such request.

All amounts so received and collected by Administrative Agent shall be applied by Administrative Agent in accordance with Section 2.6(a) hereof.
Section 3.5    Proceeds. While an Event of Default is in existence, upon the request of Administrative Agent all proceeds of Collateral received by Borrower consisting of cash, checks and other near-cash items shall be (a) held by Borrower in trust for Administrative Agent, segregated from other funds of Borrower, and, within two (2) Business Days of receipt by Borrower, shall be turned over to Administrative Agent in the exact form received by such party (duly endorsed by Borrower to Administrative Agent, if required, in order to be negotiated by Administrative Agent) or (b) unless otherwise directed by Administrative Agent, tendered to Servicer for payment to Administrative Agent in accordance with the Servicer Acknowledgment. Any and all such proceeds received by Administrative Agent (whether from Borrower or otherwise) shall first be applied in accordance with the Underlying Loan Documents and any excess proceeds to which Borrower would otherwise be entitled under the Underlying Loan Documents may, in the sole discretion of Administrative Agent, be held by Administrative Agent as collateral security for, and/or then or at any time thereafter may be applied by Administrative Agent against, the Indebtedness and the other Obligations (whether matured or unmatured), such application to be in such order as Administrative Agent shall elect. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.
Section 3.6    Limitation on Duties Regarding Preservation of Collateral. Administrative Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Administrative Agent deals with similar property for its own account. Neither Administrative Agent nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, except to the extent arising from Administrative Agent’s gross negligence or willful misconduct, in each case as determined by the final non-appealable decision of a court of competent jurisdiction, and none of Administrative Agent nor any of its directors, officers or employees shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.
Section 3.7    Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.
Section 3.8    Return of Collateral at End of Commitment. If all monetary Obligations shall have been fully paid and satisfied, then Administrative Agent shall release (or instruct the Custodian to release) the Collateral to Borrower or its designee promptly upon written request made by Borrower and at its cost, whereupon such released Collateral shall no longer be pledged to Administrative Agent, and Borrower shall promptly receipt (or shall cause its designee to promptly receipt) for such released Collateral in writing to Administrative Agent. Acceptance by Borrower of any Collateral delivered to it pursuant to any provision of this Agreement (whether or not the recipient issues a receipt for it) or shipping by Administrative Agent in substantial compliance with shipping instructions given by Borrower or its designee shall be a complete and full acquittance for the Collateral so delivered or shipped, and Administrative Agent shall thereby be released and discharged from any and all liability or responsibility for it first arising then or thereafter (except liability for Administrative Agent’s own gross negligence or willful misconduct, in each case.)
Section 3.9    Conversion of Project to REO Project.

(a)    Following the approval by Administrative Agent pursuant to Section 6.20(g), Borrower may enforce the Underlying Loan Documents and convert [a/the] Project to REO Property upon satisfaction of the Conversion Conditions concurrently with Borrower’s completion of foreclosure (whether judicial or non-judicial) of the mortgage securing the Underlying Loan or other acquisition, directly or indirectly, of title to the Project through a deed in lieu of foreclosure or, if approved by Administrative Agent pursuant to Section 6.20(a), by acquisition by an Enforcement Entity of the equity interests in the Underlying Loan Borrowers.
(b)    If the approved Resolution Plan permits Borrower to enforce the Underlying Loan Documents, the following provisions shall apply:
(i)    Borrower shall take action as the holder of the Underlying Loan Documents in its own name, or, if approved by Administrative Agent in writing, in the name of a newly created enforcement entity (“Enforcement Entity”) formed by Borrower to take title to the Project;
(ii)    At the foreclosure sale, Borrower or the Enforcement Entity, as applicable, may bid in such amount as Borrower elects (taking into account the amount of the Underlying Loan and all other amounts owed by Borrower or such Enforcement Entity under the Underlying Loan Documents), and if Borrower or the Enforcement Entity is the successful bidder or if Borrower or the Enforcement Entity takes title to the Project and the Conversion Conditions are satisfied, Borrower or the Enforcement Entity, as applicable, shall concurrently grant to Lender pursuant to REO Mortgage a first priority lien in and to the Project and all other assets of the Underlying Loan Borrower (subject to the Permitted Encumbrances); and
(iii)    In connection with the enforcement of the Underlying Loan Documents by the Borrower or Enforcement Entity, Administrative shall cooperate with such efforts and shall execute and deliver (at Borrower’s cost and expense) such documents as reasonably necessary to effect such enforcement. If enforcement occurs by exercise of a pledge of equity interests in the Underlying Loan Borrower, each of Borrower and the Enforcement Entity, as co-borrowers, shall execute and deliver the loan documents contemplated in the definition of Conversion Conditions.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Borrower represents, warrants and covenants to Administrative Agent and Lenders, as of the Closing Date and, unless otherwise specified, as of the date of each Compliance Certificate delivered to Administrative Agent pursuant to Section 5.2 hereof that:
Section 4.1    Organization; Formation Documents.
(a)    Organization, etc. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation or existence and is in compliance in all material respects, with all Requirements of Law applicable to doing business in the state in which the Project is located. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code. Borrower and each other Borrower Party has only one state of incorporation or organization. All other information regarding Borrower and each other Borrower Party set forth on Schedule 4.1, including the location of the chief executive office of Borrower, the location where borrower keeps its books and records (including all of Borrower’s records related to the Collateral) and the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

(b)    Formation Documents. A true and complete copy of the organizational documents of Borrower and each other Borrower Party and any and all amendments thereto (collectively, the “Borrower Formation Documents”) has been furnished to Administrative Agent. The Borrower Formation Documents constitute the entire agreement regarding Borrower are binding upon and enforceable against each of the members of Borrower in accordance with their respective terms. No breach exists under the Borrower Formation Documents and no condition exists which, with the giving of notice or the passage of time, would constitute a breach under the Borrower Formation Documents.
Section 4.2    Validity of Credit Documents. The execution, delivery and performance by Borrower and Guarantor of the Credit Documents to which they are party: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority that has not been obtained and (b) will not violate any law in any material respect or result in the imposition of any Lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Credit Documents. The Credit Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party who is a party to such Credit Documents, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights. The Credit Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Credit Documents or the Environmental Indemnity Agreement, or any right thereunder, will render any Credit Document unenforceable.
Section 4.3    Liabilities; Litigation.
(a)    Financial Statements. The financial statements delivered to Administrative Agent by Borrower and each other Borrower Party are true and correct as of the date such financial statements were prepared with no material change since the date of preparation. Except as disclosed in such financial statements and in the searches obtained by Administrative Agent, there are no liabilities (fixed or contingent) affecting Borrower or any other Borrower Party (excluding contingent liabilities of Guarantor).
(b)    Contemplated Actions. No Borrower Party, is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and none of Borrower or, to Borrower’s knowledge, any other Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
(c)    Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower or the Project, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Credit Documents), or the use, value, condition or ownership of the Projects.
Section 4.4    Other Agreements; Defaults. Neither Borrower nor any other Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction that could reasonably be expected to have a Material Adverse Effect on Borrower. None of Borrower, or any other Borrower Party is in violation of any agreement which violation could reasonably be expected to have a Material Adverse Effect on Borrower.
Section 4.5    Compliance with Laws. Neither Borrower nor any other Borrower Party is in violation of any provision of any law, or any judgment, award, rule, regulation, order,

decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a Material Adverse Effect on Borrower.
Section 4.6    ERISA; Employees.
(a)    As of the Closing Date and throughout the term of the Loan, (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.
(b)    As of the Closing Date and throughout the term of the Loan (i) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) the transactions contemplated by this Agreement do not and will not violate any state statutes, applicable to Borrower, that regulate investments of and fiduciary obligations with respect to governmental plans and that are similar to Section 406 of ERISA and Section 4975 of the Internal Revenue Code.
(c)    Borrower has no employees.
Section 4.7    Margin Stock; Use of Proceeds. No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System. Borrower confirms that Borrower is acting on its own behalf and for its own benefit. The Loan has been requested by Borrower and the proceeds of the Loan shall be utilized by Borrower for its own account and for the sole purpose of making the Underlying Loan.
Section 4.8    Forfeiture. There has not been committed by any Borrower Party or any other person involved with the operation or Borrower’s business any act or omission affording the federal government or any state or local government the right of forfeiture as against the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Credit Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
Section 4.9    Tax Filings. Each Borrower Party has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Borrower Party, respectively. Each Borrower Party believes that its respective tax returns properly reflect the income and taxes of such Borrower Party for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
Section 4.10    Fraudulent Transfer. Borrower has not obtained the Loan or entered into any Credit Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Credit Documents. After giving effect to the transactions contemplated by the Credit Documents and the advance of the Underlying Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Credit Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the Closing Date and each advance of the proceeds of the Loan will not, constitute unreasonably small capital to carry out their business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
Section 4.11    Full and Accurate Disclosure.
(a)    No statement of fact made by or on behalf of any Borrower Party in this Agreement, in any of the other Credit Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading, nor has there been any material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect. There is no fact presently known to Borrower that has not been disclosed to Administrative Agent which could reasonably be expected to have a Material Adverse Effect. All information supplied by Borrower regarding the Collateral is accurate and complete in all material respects. All evidence of Borrower’s and each other Borrower Party’s identity provided to Administrative Agent and Lenders is genuine, and all related information is accurate.
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.12    Single Purpose Entity/Separateness. Borrower (a) is a Single Purpose Entity in accordance with the terms of Borrower’s operating agreement in effect and approved by Administrative Agent as of the date hereof; (b) does not hold any Investments other than Permitted Investments; and (c) has not made any loans or other advances of money to any Person other than the Underlying Loan.
Section 4.13    Anti-Money Laundering/International Trade Law Compliance; Patriot Act.
(a)    No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.
(b)    The proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.
(c)    The funds used to repay the Loan are not derived from any unlawful activity.
(d)    Each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.
(e)    Borrower covenants and agrees that it shall immediately notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
(f)    As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S.

Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Guarantor, Borrower, and their subsidiaries; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
(g)    No Borrower Party nor any partner in any Borrower Party or member of such partner nor any owner of a direct or indirect interest in any Borrower Party (i) is listed on any Government Lists or (ii) is a Prohibited Person.
(h)    No Borrower Party nor any partner in any Borrower Party or member of such partner nor, to Borrower’s knowledge, any owner of a direct or indirect interest in any Borrower Party (i) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or (ii) is currently under investigation by any Governmental Authority for alleged criminal activity.
Section 4.14    Collateral; Collateral Security.
(a)    Borrower is the sole legal and equitable owner and holder of the Underlying Loan Note[s] and all related Underlying Loan Documents, free and clear of all Liens, excluding Permitted Liens. Borrower has not assigned, pledged, or otherwise conveyed or encumbered any interest in the Collateral to any Person (other than Lender). Borrower has full right, power and authority to pledge and assign such Collateral free and clear of any interest or claim of any third party or any Affiliate of Borrower but subject to the terms of the Underlying Loan Documents.
(b)    Borrower has complied and will continue to comply with all material Requirements of Law relating to each item of Collateral.
(c)    Each item of Collateral is genuine and what it purports to be.
(d)    There are no participation agreements affecting Borrower’s interest in the Underlying Loan.
(e)    The provisions of this Agreement and the other Credit Documents are effective to create in favor of Lender a valid security interest in all right, title and interest of Borrower in, to and under the Collateral.
(f)    Upon receipt by Administrative Agent of the Underlying Loan File related to the Underlying Loan and (ii) upon the filing of UCC financing statements naming Lender as “Secured Party” and Borrower as “Debtor” and describing the related Collateral, as necessary, Administrative Agent shall have a fully perfected first priority security interest in all of Borrower’s right, title and interest in, to and under such Collateral.

Section 4.15    Underlying Loan.
(a)    The Underlying Loan Documents and any other documents required to be delivered by Borrower or Guarantor under this Agreement for the Underlying Loan have been delivered to Administrative Agent in accordance with Section 3.2 (or arrangements have been made for such delivery).
(b)    As of the Closing Date, Schedule 1.1(b) contains a complete and correct description of each Underlying Loan Document. Except as set forth on Schedule 1.1(b) (as the same may be supplemented from time to time), there are no letters of credit that have been delivered by the Underlying Loan Borrower to Borrower.
(c)    Each of the Underlying Loan Note, the Underlying Loan Mortgage and the other Underlying Loan Documents executed by the Underlying Loan Borrower in connection with the Underlying Loan is a legal, valid and binding obligation of the Underlying Loan Borrower (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in the Underlying Loan Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Underlying Loan Documents invalid as a whole and the Underlying Loan Documents, taken as a whole, are enforceable to the extent necessary and customary for the practical realization of the rights and benefits afforded thereby, and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Underlying Loan Note and the Underlying Loan Mortgage contain no provision limiting the right or ability of Borrower to assign the Underlying Loan. There is no valid offset, defense, counterclaim or right of rescission available to Underlying Loan Borrower with respect to the Underlying Loan.
(d)    Except as permitted hereunder, no terms of any Underlying Loan Mortgage, Underlying Loan Note or other Underlying Loan Documents have been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded by Borrower in any material respect. The Project (nor any portion thereof) has not] released from the lien of the related Underlying Loan Mortgage, and no Underlying Loan Borrower has been released by Borrower or Guarantor from its obligations under the applicable Underlying Loan Documents.
(e)    The Underlying Loan and the Underlying Loan File are in compliance in all material respects with the requirements of all Requirements of Law.
(f)    As of the Closing Date, the outstanding principal balance under the Underlying Loan Note is $128,000,000.00. Except for the Underlying Loan $5,000,000.00 Holdback, which shall not be advanced on the Closing Date and shall be available for advance upon satisfaction of the conditions specified in the Underlying Loan Agreement, the proceeds of the Underlying Loan have been fully advanced.
(g)    Borrower has delivered to Lender true, correct and complete copies of all Appraisals, property condition reports, Phase I environmental site assessments, Phase II environmental site assessments (if applicable), and all other environmental assessments and reports received by Borrower with respect to the Project in connection with the closing of the Underlying Loan. Except as disclosed in any such Phase I environmental site assessments, Phase II environmental site assessments (if applicable) or other environmental assessments and reports provided to Borrower, Borrower has not received written notification of potential or known liability from any Governmental Authority relating to any Hazardous Materials on or affecting the Project or any violation of any Environmental Laws arising from the ownership or operation of the Project, including relating to wetlands or the past or present contamination, presence, use, storage, handling, transportation, treatment, disposal, or release of Hazardous Materials.
(h)    Neither Borrower nor any of its Affiliates have consented to any subordinate lien encumbering the Project and, with the exception of the Underlying Loan, to Borrower’s knowledge, the Project does not secure the repayment of any mortgage loan or any Indebtedness other than the Underlying Loan and the Permitted Encumbrances. To Borrower’s knowledge, there is no mezzanine debt related to the Project. Neither Borrower nor its Affiliates holds any preferred equity interest in the Underlying Loan Borrower.
(i)    Each Underlying Loan Mortgage is insured pursuant to the applicable Closing Date Title Policy. Borrower has not done, by act or omission, anything that would materially impair the coverage under the Closing Date Title Policy, and no claims have been made under the Closing Date Title Policy. Borrower has not failed to disclose any fact to the issuer of the Closing Date Title Policy that, if not disclosed, would reasonably be anticipated to have a Material Adverse Effect on Borrower’s rights under the Closing Date Title Policy. Based solely upon Borrower’s review of the applicable Closing Date Title Policy, the Lien of each Underlying Loan Mortgage is a first priority mortgage lien (subject only to the Permitted Encumbrances) and there are no mortgages, deeds of trust, or similar instruments encumbering the Project that are senior to the Lien of the applicable Underlying Loan Mortgage. To Borrower’s knowledge, there are no Liens affecting the Project other than those set forth in the Closing Date Title Policy, those granted to Borrower under the Underlying Loan Documents and those granted to Administrative Agent under this Agreement and the other Credit Documents. There exists, either independently or as part of each Underlying Loan Mortgage, an Assignment of Leases.
(j)    To Borrower’s knowledge, all taxes, governmental assessments and other outstanding governmental charges (including water and sewage charges) due with respect to the Project have been paid prior to delinquency, or, if the appropriate amount of such taxes or charges is subject to a good faith dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes and assessments shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.
(k)    To Borrower’s knowledge, except as disclosed to Administrative Agent in writing, there is no proceeding pending or threatened in writing for the total or partial condemnation of the Project.
(l)    All escrow deposits and payments required pursuant to the Underlying Loan (including capital improvements and environmental remediation reserves, if any) are in the possession, or under the control, of Borrower.
(m)    The servicing and collection of the Underlying Loan by Servicer complies in all material respects with all applicable laws and regulations and Accepted Servicing Practices.
(n)    Except as disclosed to Administrative Agent in writing, there is (i) no material default, breach, violation or event of acceleration existing under the Underlying Loan, or (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (i) or (ii), would reasonably be anticipated to materially and adversely affects the value of the Underlying Loan or the value, use or operation of the Project.

(o)    Except as disclosed to Administrative Agent in writing, neither the Project, nor any portion thereof, is the subject of, and Underlying Loan Borrower is not a debtor in, any state or federal bankruptcy, insolvency or similar proceeding.
(p)    No advance of funds has been made by Borrower to the Underlying Loan Borrower other than pursuant to the applicable Underlying Loan Documents.
(q)    To Borrower’s knowledge, the Project is in good condition and is generally fit for the use to which it is currently being put. To Borrower’s knowledge, except as disclosed to Administrative Agent in writing, the Project has not suffered material fire, flood, storm, earthquake, or water damage or a similar casualty, except for those that are fully covered fully covered by Insurance Policies (except for a reasonable deductible). If any such damage has occurred, to Borrower’s knowledge, the Underlying Loan Borrower is undertaking reasonable steps to repair or rebuild and any such damage is in fact practically repairable or rebuildable.
(r)    To Borrower’s knowledge, there is no pending, filed or threatened (in writing) action, suit or proceeding, arbitration or governmental investigation involving the Underlying Loan Borrower or the Project an adverse outcome of which would reasonably be expected to materially and adversely affect (i) title to the Project, (ii) the validity or enforceability of any Underlying Loan Mortgage, (iii) Underlying Loan Borrower’s ability to perform its obligations under the related Underlying Loan Documents, (iv) the current principal use, operation or value of the Project (or any of them), or (v) the principal benefit of the security intended to be provided by the Underlying Loan Documents, or (vi) the current ability of the Project to generate net cash flow sufficient to service the Underlying Loan.
(s)    Borrower has delivered to Administrative Agent all financial statements, operating statements and other reports required to be provided by Underlying Loan Borrower under the Underlying Loan Documents. Borrower has no reason to believe that any such statements or reports are untrue or incorrect in any material manner.
(t)    To Borrower’s knowledge, the Underlying Loan Borrower is not a Prohibited Person. Neither Borrower nor any of its Affiliates holds any equity interest in Underlying Loan Borrower.
(u)    Schedule 1.1(c) accurately sets forth, to Borrower’s knowledge, (i) the number and, if specified, the expiry date and holder of each Primary License required to operate the Project as an assisted living and memory care facility, (ii) the name of the property manager, (iii) whether the Project is held and operated in a “propco/opco” structure and (iv) the number of Residential Units at the Project.
(v)    The Project is (i) covered by Insurance Policies in amounts determined by Borrower to be appropriate in light of the value and risk profile of the Project, and (ii) name Borrower or Servicer as the insured under a standard mortgagee clause. The Project located in a Special Flood Hazard Area, the Underlying Loan Borrower has obtained Federal Flood insurance as required by the National Flood Insurance Program.
Section 4.16    No Change in Facts or Circumstances; Disclosure. To Borrower’s knowledge, there has been no change in any condition, fact, circumstance or event that would make the financial statements, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect, in each case as of the date the same were submitted, or that otherwise could reasonably be anticipated to have a Material Adverse Effect on Borrower.

All of the representations and warranties in this Article 4 and elsewhere in the Credit Documents (a) shall survive the funding or repayment of the Loan and (b) shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or any Lender or on their respective behalves.
ARTICLE 5
FINANCIAL REPORTING
Section 5.1    Financial Statements. Borrower shall furnish to Administrative Agent and shall cause each other Borrower Party to furnish to Administrative Agent such financial statements and other financial information as Administrative Agent or any Lender may require pursuant to this Article 5 and such other financial information as Administrative Agent or any Lender may reasonably request from time to time (which written request may be made through electronic mail). All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated, shall be in scope and detail reasonably satisfactory to Administrative Agent and shall otherwise be sufficient to permit Administrative Agent to calculate and/or verify Borrower’s calculation of the Project Yield and Adjusted Net Operating Income and Guarantor’s compliance with the financial covenants contained in the Guaranty.
(a)    Financial Information. In furtherance of the foregoing, Borrower will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to Borrower and/or the Collateral (as applicable), in each case in form and format and providing information satisfactory to Administrative Agent in its discretion:
(i)    as soon as available and in any event within sixty (60) days after the end of each calendar quarter, internally prepared quarterly financial statements (including income statements and balance sheets) prepared for Guarantor that fairly present the financial condition for Guarantor for such period and year-to-date; provided that the financial statements required to be delivered pursuant to this clause (i) shall be deemed delivered by publicly filing quarterly reports with EDGAR (or its successor or replacement);
(ii)    as soon as available and in any event within one hundred twenty (120) days after the end of each calendar year, annual audited financial statements prepared for Guarantor prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent; provided that the financial statements required to be delivered pursuant to this clause (ii) shall be deemed delivered by publicly filing quarterly reports with EDGAR (or its successor or replacement);
(iii)    Borrower shall enforce the financial reporting requirements of the Underlying Loan in a commercially reasonable manner in accordance with Accepted Servicing Practices, and shall forward copies of (A) a rent roll and other required monthly final statements furnished by Underlying Loan Borrower within fifteen (15) days after the end of each month; (B) all annual financial reporting information furnished by Underlying Loan Borrower (and any guarantor of the Underlying Loan) not later than March of each fiscal quarter of Borrower and within one hundred twenty (120) days after the end of each fiscal year; and (C) all notices of default from or to the Underlying Loan Borrower or material correspondence in connection with a proposed Significant Underlying Loan Modification, within five (5) Business Days after receipt or sending, as the case may be;

(iv)    as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a reconciliation of current amounts held in any escrow accounts under the Underlying Loan and a copy of the Servicer report which will contain the accounting of all payments received, both in the payments account as well as escrow and reserve accounts;
(v)    within five (5) days after receipt from the Underlying Loan Borrower, a copy of the compliance certificate the Underlying Loan Borrower pursuant to the Underlying Loan Agreement, accompanied by the financial statements required to be delivered in connection therewith pursuant to the Underlying Loan Agreement;
(vi)    such additional information, reports or statements regarding Borrower and Guarantor as Administrative Agent may from time to time reasonably request.
(b)    Certification of Financial Statements. Each financial statement provided by Borrower or Guarantor hereunder shall be in scope and detail reasonably satisfactory to Administrative Agent and certified by the chief financial representative of Borrower. Borrower will maintain a system of accounting established and administered in accordance with sound business practices to (i) permit preparation of financial statements on an accrual basis consistent with industry standards and substantially in accordance with GAAP and (ii) provide the information required to be delivered to Administrative Agent hereunder.
(c)    Other Reports and Notices. Borrower shall deliver to Administrative Agent the following additional reports and notices:
(i)    within five (5) days after receipt from the Underlying Loan Borrower, copies of all financial statements, bank reconciliations, budgets, accounts receivable aging reports, rent rolls, schedules of resident agreements, business plans and other financial information furnished by Underlying Loan Borrower to Borrower from time to time under the Underlying Loan Documents;
(ii)    within five (5) days after receipt, copies of all final engineering or environmental reports furnished by Underlying Loan Borrower or obtained by Borrower with respect to the Project and any notices furnished by Underlying Loan Borrower or otherwise received by Borrower from any environmental authority having jurisdiction over the Project with respect to a condition existing or alleged to exist or emanate from or at the Project;
(iii)    within ten (10) days following Administrative Agent’s written request, evidence satisfactory to Administrative Agent of payment of premiums under the Insurance Policies;
(iv)    within ten (10) days following Administrative Agent’s written request, evidence satisfactory to Administrative Agent of payment of all real estate taxes and assessments with respect to the Project;
(v)    promptly following the written request of Administrative Agent, such other reports in respect of the Collateral, the Underlying Loan Borrower or the Project (such as leasing reports or the like), in such detail and at such times as Administrative Agent in its reasonable discretion may require;
(vi)    promptly, and in any event within three (3) Business Days following the date upon which Borrower discovers (or receives notice of) the existence of an

Underlying Loan Event of Default, written notice describing such Underlying Loan Event of Default in reasonable detail;
(vii)    promptly, and in any event within three (3) Business Days following delivery thereof, a copy of each notice of default delivered by Borrower under the Underlying Loan Documents to Underlying Loan Borrower;
(viii)    promptly, and in any event within three (3) Business Days following the date upon which Borrower discovers (or receives notice of) that any Primary License required to operate the Project as an assisted living or memory care facility has been terminated, suspended or revoked, or will not be renewed;
(ix)    promptly, and in any event within three (3) Business Days following the date upon which Borrower discovers (or receives notice of) the existence of any ban on admissions at the Project;
(x)    promptly, and in any event within three (3) Business Days of Borrower becoming aware thereof, written notice with respect to (i) any material damage, whether insured or uninsured, incurred at the Project; (ii) the Project has become the subject of a condemnation or eminent domain proceeding, or if any such proceeding is threatened in writing; (iii) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Underlying Loan Borrower and any Governmental Authority, that could materially and adversely affect Underlying Loan Borrower or the Project; and (iv) the imposition of any type of restrictions or suspensions on any Primary License required to operate the Project as a memory care facility (and, with respect to those portions of the Project operated as an assisted living facility on the Closing Date, as an assisted living facility) or the evacuation of residents from the Project for 24 hours or more;
(xi)    promptly, and in any event within three (3) Business Days of Borrower becoming aware of the existence of any adverse survey of the Project resulting in an “Immediate Jeopardy” citation or any Healthcare Investigation, written notice providing the following information with respect to such citation or Healthcare Investigation: (A) a copy of the survey and/or a description of the Healthcare Investigation, (B) number of records requested, (C) dates of service, (D) dollars at risk, (E) date records submitted, (F) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (G) additional remedies (state or federal) proposed or imposed (including, civil money penalties, denial of payment for new admissions, administrative state penalties or, if applicable, any termination of any Medicare or Medicaid participation or provider agreement, (H) status update, including appeals, and (I) any other pertinent information related thereto; and
(xii)    promptly following any request therefor, information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
Section 5.2    Compliance Certificate.
(a)    Within forty-five (45) days after the end of each calendar quarter, Borrower shall deliver a fully completed Compliance Certificate executed by an officer of Borrower (or of its manager or managing member), which Compliance Certificate shall be accompanied by the quarterly financial statements required under Section 5.1(a). If requested by Administrative

Agent, Borrower shall furnish such additional back-up documentation as Administrative Agent may reasonably require confirming the representations made in such Compliance Certificate.
(b)    Within forty-five (45) days after the end of each calendar quarter, Borrower shall deliver a fully completed Guarantor Compliance Certificate executed by an officer of Guarantor (or of its general partner, manager or managing member, as the case may be). If requested by Administrative Agent, Borrower shall obtain from Guarantor and furnish to Administrative Agent such additional back-up documentation as Administrative Agent may reasonably require confirming the representations made in such Compliance Certificate.
Section 5.3    Accounting Principles. All financial statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Administrative Agent). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
Section 5.4    Access and Inspection Rights. Borrower shall permit Administrative Agent to examine such records, books and papers of Borrower once each calendar year upon reasonable notice during normal business hours that reflect upon the financial condition of Borrower or Guarantor and or relate to the Underlying Loan. If Borrower fails to forward the financial statements required in this Article 5 within thirty (30) days after written request, or during any period in which an Event of Default is in existence, Administrative Agent shall have the right to audit Borrower’s records, books and papers at Borrower’s expense. Administrative Agent, at its option, may accompany Borrower during any periodic inspection by Borrower of the Project, and Borrower shall inform Administrative in advance of any such periodic inspections.
Section 5.5    Books and Records/Audits. Borrower shall keep and maintain or cause to be kept and maintained at all times at its offices at the address disclosed on Schedule 4.1, or such other place as Administrative Agent may approve in writing, complete and accurate books of accounts and records with respect to the Underlying Loan and the administration thereof and to provide the financial statements required to be provided to Administrative Agent pursuant to Section 5.1 above. Administrative Agent and its designated agents shall have the right to inspect and copy any of the foregoing and all Records relating to the Underlying Loan in the possession or under the control of Borrower, subject to compliance with Healthcare Laws. Additionally, if an Event of Default exists or if Administrative Agent or any Lender has a reasonable basis to believe that Borrower’s records are materially inaccurate, Administrative Agent and each Lender may, subject to compliance with Healthcare Laws, conduct a joint audit and determine, in such Person’s reasonable discretion, the accuracy of such records and computations.
Section 5.6    Appraisals. Without limitation of any other provision of this Agreement requiring or permitting Administrative Agent to obtain an Appraisal, Administrative Agent may obtain an Appraisal of each Project from time to time in its discretion. Except as otherwise provided in this Agreement, Borrower shall not be responsible for the cost of such Appraisal[s] unless an Underlying Loan Event of Default or Event of Default is in existence at the time such Appraisal is requested or if a Lender is required to obtain such Appraisals under Requirements of Law.
Section 5.7    Underlying Loan Information. Borrower shall deliver to Administrative Agent such additional information regarding Borrower, its business, and the Underlying Loan within thirty (30) days after receipt of Administrative Agent’s request therefor, including, if requested by Administrative Agent, copies of the regular monthly bank statements of Borrower or provided to Borrower by the Underlying Loan Borrower (if any) and such other information relating to the Borrower’s operating accounts and cash management accounts and reserves maintained with Servicer as shall reasonably be requested by Administrative Agent, in each case, to the extent such bank has the operational ability to do so, by providing Administrative Agent with internet access to such statements or information. Notwithstanding anything to the contrary in this Section 5, with respect to a Lender request for or any requirement that Borrower provide information concerning the Underlying Loan, unless the Underlying Loan Borrower is expressly required to provide such information pursuant to the Underlying Loan Documents, Borrower shall be required only to use commercially reasonable efforts to obtain such information. Borrower shall enforce the financial reporting requirements of the Underlying Loan in accordance with Accepted Servicing Practices.
ARTICLE 6
COVENANTS
Borrower covenants and agrees with each Lender and Administrative Agent as follows:
Section 6.1    Transfers or Encumbrance of Collateral or Property.
(a)    Borrower shall not cause or permit a Transfer (in each case, a “Prohibited Transfer”) without the prior written consent of Administrative Agent, except as otherwise provided in this Section 6.1.
(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sale agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iii) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (iv) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest; (v) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; and (vi) any sale, syndication, participation or assignment of the Underlying Loan (other than to Administrative Agent and the Lenders).
(c)    Notwithstanding the provisions of Sections 6.1(a) and (b), none of the following Transfers shall be deemed to be a Prohibited Transfer (each such Transfer, together with a Prohibited Transfer that is consented to by Administrative Agent is a “Permitted Transfer” and collectively, the “Permitted Transfers”): (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (ii) the Transfer, in one or a series of transactions after the date hereof, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, any such Transfer shall be subject to the following additional conditions: (A) no such Transfer shall result in a change in Control in the Restricted Party, (B) no Transfer shall be made to any Prohibited Person or any Person that is not in compliance with Section 4.12, (C) Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed Transfer; (iii) any Transfer of the stock in any publicly traded company whose shares are listed on the New York Stock Exchange or such other nationally recognized stock exchange; and (iv) subject to this Agreement, Transfers of interests in the Project (including leases of the Project or the Underlying Loan Borrower[s] permitted under the Underlying Loan Agreement. For the avoidance of doubt, any Transfer that results in a Person owning in excess of forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party shall be deemed a Prohibited Transfer.
(d)    Upon Administrative Agent’s request, Borrower shall deliver all appropriate papers, certificates and affidavits requested by Administrative Agent that evidence the organization, good standing, qualification to do business and tax status of the transferee, which papers, certificates and affidavits shall include certified copies of all documents relating to the organization and formation of transferee and of the entities, if any, which are partners or members of transferee and updated organizational charts reflecting such transfer, as well as all documents and information requested by Administrative Agent to confirm that such proposed transfer will satisfy the requirements of this Agreement, and sufficient for Administrative Agent and each Lender to undertake and review background checks and to satisfy such “know-your-customer” background checks and procedures as may be required to be performed by it pursuant to Requirements of Law or the policies of Administrative Agent or any Lender and to confirm that after giving effect to such Transfer that no Person holding 10% or more of the direct or indirect interests in Borrower and/or rights to distributions from Borrower, Borrower’s manager or Borrower’s member(s) shall be a Prohibited Person or otherwise a Person with whom Administrative Agent or any Lender would be prohibited, pursuant to Requirements of Law or the policies of Administrative Agent or any Lender, to engage in the transactions under the Credit Documents. Notwithstanding the foregoing, the requirements of this Section 6.1(d) shall not apply to any Transfer of less than a 10% direct or indirect beneficial interest in Borrower.
(e)    All out of pocket expenses incurred by Administrative Agent and Lenders in connection with a Permitted Transfer or a request for a consent to a Prohibited Transfer, whether or not Administrative Agent consents to the Prohibited Transfer, shall be payable by Borrower. Neither Administrative Agent nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer made without Administrative Agent’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Administrative Agent has consented to any previous Prohibited Transfer.
Section 6.2    Taxes. Borrower shall pay and discharge or cause to be paid and discharged, before delinquency, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies (the “Taxes”) imposed upon it or upon its income and profits or upon the Underlying Loan, except for any such Taxes or other claims as are contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Borrower shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it, or timely file extensions thereof.
Section 6.3    Maintain Priority and Perfection of Lender’s Lien. Borrower shall do such things as applicable law requires to maintain Administrative Agent’s Lien on the Collateral as a perfected first priority Lien at all times.
Section 6.4    Property Manager. Administrative Agent has approved the property manager engaged by the Underlying Loan Borrower to manage the Project and the property management agreement between Underlying Loan Borrower and such property manager. Following the Closing Date, without the prior written consent of Administrative Agent (which consent shall be subject to the same standard specified for Borrower’s consent to such matters under the Underlying Loan Documents), Borrower shall not approve amendment to any management agreement or consent to any replacement of any such property manager, to the extent Borrower’s consent to the foregoing is required under the Underlying Loan Documents. This Section 6.4 shall not impose a consent requirement on Borrower if Underlying Loan Borrower is permitted to act/refrain from acting without Borrower’s consent pursuant to the Underlying Loan Documents.
Section 6.5    Records Concerning Collateral. The originals of the Underlying Loan Notes and all other Underlying Loan Documents shall at all times be held by Administrative Agent. Borrower shall maintain, at its principal office, and upon request shall make available to Administrative Agent, all other documents, instruments, and agreements relating to any Collateral, and all files, surveys, certificate, correspondence, appraisals, accounting records and other information relating to the Collateral that are held by or under the direction or control of Borrower or any of its Affiliates and that have not already been provided to Administrative Agent.
Section 6.6    Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Credit Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (a) affecting any Lien on the Collateral, or (b) changing existing laws of taxation of debts secured by collateral similar to the Collateral, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Administrative Agent may declare all amounts owing under the Credit Documents to be immediately due and payable within forty-five (45) days following receipt of such notice by Borrower.
Section 6.7    Legal Existence; Name, Etc.
(a)    Borrower shall preserve, maintain and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of its business. Neither Borrower nor any general partner, manager or managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of Borrower to do so. Borrower shall be a Single Purpose Entity.
(b)    Borrower shall conduct business only in its own name. Borrower shall not (i) change its name from that indicated in the public record of its jurisdiction of organization, (ii) change its location (within the meaning of Section 9-307 of the UCC) or (iii) change its name, identity or corporate structure so as to make any financing statement seriously misleading, unless in any such case it shall (x) have given prior notice to Administrative Agent, which notice shall be marked in bold face type, stating that “FAILURE TO RE-FILE UCC FINANCING STATEMENT WILL RESULT IN LOSS OF PERFECTION OF SECURITY INTEREST”, not less than thirty (30) days prior to the taking of any such action and (y) shall have taken such actions as Administrative Agent may reasonably request to continue its perfected status in the Collateral with the same priority.
Section 6.8    Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Credit Documents, (b) provide, and cause each Borrower Party to provide, Administrative Agent such available additional information and documentation on Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures and sources of funds as Administrative Agent deems necessary or prudent to enable Administrative Agent and each Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to (i) further evidence and more fully describe the Collateral for the Loan, (ii) to correct any omissions in the Credit Documents or (iii) to perfect, protect or preserve any liens created under any of the Credit Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Borrower grants Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Administrative Agent and the Lenders under the Credit Documents, at law and in equity. From time to time upon the request of Administrative Agent, Borrower shall deliver to Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.
Section 6.9    Estoppel Certificates Regarding Loan. Borrower, within ten (10) days after request therefor, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.
Section 6.10    Notice of Certain Events. Borrower shall promptly notify Administrative Agent of:
(a)    any Potential Default or Event of Default promptly, but in any event within three (3) Business Days, after any executive officer of Borrower obtains knowledge thereof, together with a statement as to what steps are being taken to cure such Potential Default or Event of Default (in such detail as Administrative Agent may reasonably require);
(b)    within three (3) Business Days of receipt thereof by Borrower, (i) any notice of default received by Borrower under other obligations material to Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (ii) any threatened (in writing) or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, materially adversely affecting Borrower or any other Borrower Party; and (iii) any change in the information provided in the Beneficial Ownership Certification that would result in a change or an addition to the list of beneficial owners identified in such certification. In addition to the notices required under clause (i) or (ii) of the foregoing, Borrower shall also promptly provide Administrative Agent with copies of the notices referred to therein.
Section 6.11    Use of Proceeds. Borrower shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation D, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934.
Section 6.12    Compliance with Laws and Contractual Obligations.
(a)    Borrower will comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of Borrower, and as they relate to the Collateral.

(b)    Borrower will obtain and maintain all licenses, qualifications and permits now held or hereafter required to be held by Borrower for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a Material Adverse Effect upon the financial condition of Borrower or the ability of Borrower to conduct its business as in compliance with the requirements of the Credit Documents and Requirements of Law.
Section 6.13    Financial Covenants.
(a)    Project Yield. As of each Determination Date, the Project Yield shall equal or exceed the Minimum Project Yield required as of such Determination Date.
(b)    Debt Service Coverage Ratio. As of each Determination Date, the Debt Service Coverage Ratio shall equal or exceed the Minimum Debt Service Coverage Ratio required as of such Determination Date.
(c)    Option to Prepay. If, as of any Determination Date, Borrower is not in compliance with Section 6.13(a), such failure shall not constitute an Event of Default unless Borrower, within 55 days following such Determination Date, makes a prepayment of principal in an amount equal to the greater of (i) 79% (or, if an Event of Default is then in existence, 100%) of the corresponding prepayment made by Underlying Loan Borrower and (ii) an amount that, if applied to the outstanding principal balance of the Loan as of such Determination Date, would have enabled Borrower to comply with the applicable covenant.
Section 6.14    Transactions With Affiliates. Without the prior written consent of Administrative Agent, Borrower shall not engage in any transaction with an Affiliate of Borrower, except as expressly contemplated by this Agreement and except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements.
Section 6.15    Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon any Collateral other than the Permitted Liens.
Section 6.16    Investments. Borrower shall not make any Investments except for Permitted Investments.
Section 6.17    Loans. Borrower Parties shall not make any loans or other advances of money to any Person, except the Underlying Loan.
Section 6.18    Formation of Subsidiaries. Borrower shall not form any Subsidiaries.
Section 6.19    Restricted Payments. Borrower shall not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than Restricted Payments made to the members of Borrower if and only if each of the following conditions is satisfied at the time of, and after giving effect to, any such Restricted Payment:  (i) such Restricted Payment is permitted by Requirements of Law; (ii) no Event of Default is in existence, or would result from the making of such Restricted Payment; and (iii) the Borrower is in pro forma compliance with the financial covenants in Section 6.13 after giving effect to such Restricted Payment.
Section 6.20    Covenants Concerning Collateral.
(a)    Borrower shall administer the Underlying Loan using Borrower’s good faith business judgment and otherwise in accordance with Accepted Servicing Practices. Borrower shall enforce the obligations of Underlying Loan Borrower under the Underlying Loan

Documents (including the obligation of Underlying Loan Borrower to deliver the financial statements and compliance certificates required under the Underlying Loan Documents in the form and on the date required thereunder). Borrower shall enforce the obligations of Servicer under the Servicing Agreement (with respect to the Underlying Loan).
(b)    As of the Closing Date, the Interest and Carry Reserve shall contain at least $5,000,000.00. Without the prior consent of Administrative Agent, Borrower shall not release any funds from the Interest and Carry Reserve except in strict compliance with Section 3.1(a) of the Underlying Loan Agreement and shall enforce the obligation of Underlying Loan Borrower to make any deposits to the Underlying Loan Interest and Carry Reserve required under such section.
(c)    Borrower shall not make any future advances (excluding protective advances in order to maintain the Project and to preserve its liens evidenced by the Underlying Loan Documents in accordance with the Accepted Servicing Practices and advances from the Underlying Loan Interest Holdback) under the Underlying Loan Documents to the Underlying Loan Borrower, in each case without the prior written consent of Administrative Agent. Borrower shall not (and shall not permit any Affiliate of Borrower to) make a protective advance, supplemental loan or equity contribution to Underlying Loan Borrower or any Affiliate of Underlying Loan Borrower for the purpose of providing funds to Underlying Loan Borrower that will be used to pay debt service under the Underlying Loan Documents.
(d)    During any period in which an Underlying Loan Event of Default is in existence, Borrower shall keep Administrative Agent reasonably informed as to Borrower’s administration of the Underlying Loan under which such Underlying Loan Event of Default is in existence and shall confer with Administrative Agent, at Administrative Agent’s request, in connection with the development of a strategy for resolving such Underlying Loan Event of Default. Borrower shall diligently enforce its legal rights (as selected by Borrower in its good faith business judgment and otherwise in its sole discretion) with respect to such default.
(e)    Without the prior written consent of Administrative Agent, Borrower shall not enter into any Significant Underlying Loan Modification or grant any consent to a departure from or waiver of any material provision of any Underlying Loan Document.
(f)    Borrower shall provide Administrative Agent with the original (or, if original signatures are not obtained, the definitive copy) amendment and modification to, and each waiver or consent under, the Underlying Loan Documents within ten (10) Business Days after execution and delivery thereof. Any letter of credit delivered to Borrower by Underlying Loan Borrower shall be delivered to Administrative Agent within ten (10) Business Days following Borrower’s receipt thereof.
(g)    Within forty-five (45) days following the occurrence of an Underlying Loan Event of Default, Borrower shall deliver to Administrative Agent a proposed plan for resolving such Underlying Loan Event of Default (each such plan, a “Resolution Plan”), which shall include a description of the action that Borrower intends to take with respect to such Underlying Loan Event of Default (and may, if the intended action is a waiver of such Underlying Loan Event of Default or an amendment of the Underlying Loan Event Documents, be in the form of a request for consent to the proposed waiver or amendment, as the case may be, to the extent required under Section 6.20(e)) and a description of any remedy (including any Material Remedy, if applicable) that Borrower intends to exercise, and, if such Resolution Plan contemplates a Material Remedy, shall be accompanied by (i) a current environmental report and (ii) a current Appraisal of the Project. Each Resolution Plan shall be subject to the prior written consent of Administrative Agent, and, upon the approval of such Resolution Plan by Administrative Agent, Borrower shall promptly implement the same and shall thereafter proceed with diligence to undertake and completion the actions or exercise the remedies contemplated thereunder. In no event shall Borrower implement a Resolution Plan without the prior written consent of Administrative Agent. Borrower shall keep Administrative Agent informed of developments and progress under (as well as changes and modifications to) the Resolution Plan and consult with Administrative Agent, at Administrative Agent’s request, in connection therewith. For the avoidance of doubt, in no event shall the existence of any payment default under the Underlying Loan excuse Borrower from making any payment of principal or interest hereunder, as the same becomes due and payable.
(h)    No Affiliate of Borrower shall become a maker, mortgagor, guarantor, or other person obligated with respect to any Underlying Loan (provided, however, that an Affiliate of Borrower shall be permitted to obtain Control of Underlying Loan Borrower by exercising its rights under any equity pledge securing the Underlying Loan) or become a property manager for [any/the] Project.
(i)    Borrower will not create, incur, grant, assume or suffer to exist any Lien on any of the Collateral, other than in favor of Administrative Agent pursuant to this Agreement, or except as the result of actions of Underlying Loan Borrower that do not require the consent of Borrower, provided, however, that if such consent by Borrower is required, the same standard of consent so required shall apply to Administrative Agent as well.
(j)    Borrower shall not approve any Material Lease of the Project without the prior consent of Administrative Agent, which consent shall not be unreasonably withheld.
(k)    Borrower shall not permit a Prohibited Person to become an obligor with respect to any Underlying Loan.
(l)    Borrower shall not retain any Person other than Servicer to service the Underlying Loan without the prior written consent of Administrative Agent, which consent may be conditioned upon, among other things, Administrative Agent’s review and approval of the proposed servicing agreement and the execution and delivery by servicer of such acknowledgments and agreements (such as an agreement to comply with the instructions of Administrative Agent while an Event of Default is in existence) as Administrative Agent may reasonably require.
(m)    Borrower shall not consent to (and shall make commercially reasonable efforts to prohibit Underlying Loan Borrower from undertaking) any of the following actions: (i) any transfer of the Primary License required to operate the Project as an assisted living and memory care facility (other than to Borrower, an Affiliate of Borrower or a receiver in connection with the exercise of a Material Remedy); (ii) any rescission, withdrawal, revocation or amendment of any such Primary License in such a manner that results in a material adverse effect on the rates charged or otherwise diminish or impair the nature, tenor or scope of such Primary License; (iii) any reduction of the Project’s authorized units/beds capacity or the number of Residential Units permitted under such Primary License or otherwise approved by the State Regulator, if applicable; (iv) any change of any Residential Unit used for memory care to a Residential Unit used for assisted living or independent living purposes; (v) any transfer of all or any part of the Project’s Residential Units to another site or location; or (vi) any voluntarily transfer (or encouraging of any transfer) by any resident of the Project to any other facility, unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the facility or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the facility.
Section 6.21    Insurance.

(a)    Borrower shall maintain, or cause to be maintained, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an appropriate aggregate amount, but not to exceed $5,000,000 and (ii) if required by Administrative Agent, a fidelity bond, or equivalent, in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Collateral. Borrower shall notify Administrative Agent of any material change in the terms of any such fidelity bond or insurance policies.
(b)    Borrower shall use commercially reasonable efforts to enforce the Underlying Loan Documents with respect to Underlying Loan Borrower’s obligation to maintain all insurance coverage required by the applicable Underlying Loan Documents, including any flood hazard insurance in such amounts as may be required by the applicable Underlying Loan Documents. Borrower shall monitor the flood zone status of the Project and, if the Project shall become located within a Special Flood Hazard Area, shall use commercially reasonable efforts to enforce the Underlying Loan Documents with respect to Underlying Loan Borrower’s obligation to cause flood hazard insurance to be maintained with respect to the Project in the amount required by the Underlying Loan Documents.
(c)    If the Underlying Loan Borrower fails to maintain any insurance coverage required under the applicable Underlying Loan Documents, prior to the lapse of any such Insurance Policies then maintained by or for the benefit of the Underlying Loan Borrower and otherwise in accordance with Accepted Servicing Practices, Borrower shall use commercially reasonable efforts to obtain and maintain (i) special form coverage on the Project in amounts maintained in accordance with Accepted Servicing Practices and (ii) such other insurance as provided in the related Underlying Loan Documents, including, without limitation, flood hazard insurance with respect to the Project located within a Special Flood Hazard Area, in an amount sufficient to meet the requirements of applicable law and governmental regulation.
Section 6.22    Forfeiture. Borrower shall (a) not knowingly engage in any conduct or activity that could subject its assets to forfeiture or seizure or (b) subject to applicable law and the Underlying Loan Documents and in accordance with commercially reasonable practices, endeavor to stop any conduct or activity on the Project that would be reasonably likely to subject [the/such] Project to forfeiture or seizure.
Section 6.23    Patriot Act Compliance. Borrower shall comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over the Borrower Parties, including those relating to money laundering and terrorism. Administrative Agent shall have the right to audit any Borrower Party’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over any Borrower Party, including those relating to money laundering and terrorism. If Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Administrative Agent may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Administrative Agent in connection therewith shall be secured by the Collateral and shall be immediately due and payable.
Section 6.24    Servicing.
(a)    Borrower covenants to maintain or cause the Underlying Loan to be serviced by Servicer in conformity with Accepted Servicing Practices.
(b)    Unless otherwise approved by Administrative Agent, [Newpoint] shall be the sole Servicer of the Underlying Loan, and Borrower shall not replace the Servicer or terminate the Servicing Agreement as to the Underlying Loan.

(c)    Borrower acknowledges that Administrative Agent is the collateral assignee of all Servicing Rights and servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, Insurance Policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Underlying Loan (the “Servicing Records”) and Borrower shall safeguard all Servicing Records so long as the Underlying Loan is subject to this Agreement and, at Administrative Agent’s request while an Event of Default is in existence, shall promptly deliver all such Servicing Records to Administrative Agent or its designee.
(d)    While an Event of Default is in existence, Borrower shall provide a copy of each report and notice relating to the Underlying Loan sent to Borrower to be sent to Administrative Agent concurrently therewith.
(e)    Borrower agrees that it shall be solely responsible for any and all fees and charges in effect from time to time and charged by Servicer in connection with the servicing of the Underlying Loan, and that Administrative Agent shall have no liability therefor. Borrower hereby indemnifies and agrees to hold Administrative Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to any instruction given by Administrative Agent during any period in which an Event of Default is in existence or connection with the exercise of remedies by Administrative Agent, except to the extent of the gross negligence or willful misconduct of Administrative Agent.
ARTICLE 7
EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default hereunder and under the Loan:
Section 7.1    Payments. Failure of Borrower (a) to pay any regularly scheduled installment of principal or interest within five (5) days of (and including) the date when due; (b) to make any mandatory principal prepayment (including any Remargin Payment) when due and payable (under Section 2.4(b) or otherwise); (c) to pay in full all Obligations outstanding (i) on the Maturity Date (whether by acceleration or otherwise), (ii) if the Conversion Conditions are not satisfied, upon Borrower’s acquisition of title to [a/the] Project or (iii) if the approved Resolution Plan contemplates the appointment of a receiver, within forty-five (45) days following the date on which such receiver is appointed; or (d) failure to pay any other amount due and payable under this Agreement or any other Credit Document within ten (10) days following invoice therefor.
Section 7.2    Prohibited Transfer. The occurrence of any Prohibited Transfer or Change of Control.
Section 7.3    Covenants. Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Credit Documents (other than those agreements, covenants and provisions referred to elsewhere in this Article 7), and, if such failure is susceptible of cure, the continuance of such failure for ten (10) days after written notice by Administrative Agent to Borrower (subject to any shorter period for curing any failure by Borrower as specified in any of the other Credit Documents), provided that Borrower shall have an additional thirty (30) days (subject to any shorter period as may be specified for curing such failure in any of the other Credit Documents) to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure is susceptible of cure but cannot reasonably be cured within the initial thirty (30) day period; and (c) Borrower is diligently undertaking to cure such default and commenced such cure within the initial ten (10) day period. The notice and cure provisions of this Section 7.3 do not apply to the other Events of Default described in this Article 7 or to Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions referenced elsewhere in this Article 7 (for which no notice and cure period shall apply).
Section 7.4    Representations and Warranties. Any representation or warranty made in any Credit Document or the Compliance Certificate proves to be untrue in any material respect when made or deemed made.
Section 7.5    First Priority Lien. Administrative Agent shall fail at any time to have a valid, perfected, first priority (as applicable) security interest in the Collateral or Administrative Agent’s security interest on any portion of the Collateral becomes unenforceable or otherwise impaired.
Section 7.6    Final Judgment. A final judgment by any competent court in the United States of America for the payment of money shall have been rendered against (i) Borrower in the amount of $150,000 or more or (ii) Guarantor in an amount, individually or in the aggregate, which equals or exceeds $10,000,000 or more, and remain undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed.
Section 7.7    Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower or any other Borrower Party (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Bankruptcy Code.
Section 7.8    Voluntary Petitions, etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.
Section 7.9    Certain Covenants. Borrower’s failure to (a) maintain its status as a Single Purpose Entity; (b) comply with its obligations under Section 2.15 within two (2) Business Days following the date on which a Borrower becomes aware of such non-compliance; (c) comply with Section 6.13 (subject to Section 6.13(d)), Section 6.14, Section 6.15, Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20 Section 6.21 or Section 6.24; (d) complete the actions contemplated under a Resolution Plan that does not contemplate the exercise of foreclosure or acceptance of a deed-in-lieu of foreclosure within forty-five (45) days following the approval of such Resolution Plan by Administrative Agent; (e) acquire title to the Project under a Resolution Plan that contemplates foreclosure or acceptance of a deed-in-lieu of foreclosure within one hundred twenty (120) days following the approval of such Resolution Plan by Administrative Agent; or (f) provide Administrative Agent with ten (10) days subsequent written notice of any change of the state of Borrower’s formation, Borrower’s form of organization, Borrower’s chief executive office or Borrower’s name.

Section 7.10    Financial Information. Borrower’s failure to deliver financial statements, the Compliance Certificate, the Guarantor Compliance Certificate and other reports as required by Article 5 and the continuance of such failure for ten (10) days after the required delivery date.
Section 7.11    Default Under Guaranty. The occurrence of a default under the Guaranty, if such default is not cured within the applicable grace or cure periods provided therein.
Section 7.12    [Reserved].
Section 7.13    Default Under Deposit Account Control Agreement or Servicer Default. The occurrence of an event of default under any Deposit Account Control Agreement which remains uncured beyond any applicable grace or cure periods provided therein or the occurrence of a Servicer Default.
Section 7.14    Repudiation. Borrower or any Guarantor shall repudiate or purport to disavow its obligations under any of the Credit Documents or shall contest their validity or enforceability. For the avoidance of doubt, if Borrower or Guarantor believes in good faith that it has performed an obligation, Borrower or Guarantor’s presentation of evidence of such performance shall not be deemed a repudiation of such obligations.
Section 7.15    Security Interest. Administrative Agent’s security interest in any of the Collateral shall become unperfected, of less than first priority, unenforceable or otherwise impaired and Borrower shall fail to cure the same on or before thirty (30) days after Borrower first learns thereof from any source.
Section 7.16    Post-Closing Requirements. The failure to satisfy the Post-Closing Obligations within the time periods set forth on Schedule 10.38.
Section 7.17    Section 7.18    Sale of Project. In connection with the exercise of remedies by Borrower, the credit bid or acceptance by Borrower of less than the amount approved by Administrative Agent for the Project.
ARTICLE 8
REMEDIES
Section 8.1    Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 7.7 or 7.8, all amounts due under the Credit Documents immediately and automatically shall become due and payable, any unfunded portion of the Commitments shall automatically terminate and without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 7.7 or 7.8 is other than Borrower, then all amounts due under the Credit Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole discretion.
Section 8.2    Remedies - Other Events. Except as set forth in Section 8.1 above, while any Event of Default exists, Administrative Agent may, and at the direction of the Required Lenders shall, (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Credit Documents (including any Deposit Account Control Agreement) and at law or in equity. Notwithstanding anything to the contrary contained in the Credit Documents, the enforcement of the obligations of Borrower and the Borrower Parties under the Credit Documents and the exercise of rights and remedies thereunder shall be undertaken solely by Administrative Agent in its capacity as agent for the Lenders.
Section 8.3    Administrative Agent’s Rights. At any time after any Event of Default has occurred and is in existence, without limiting the general rights and remedies granted under Section 8.2, Administrative Agent, in Administrative Agent’s discretion or with the approval or at the direction of the Required Lenders, may also do any of the following:
(a)    Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of it as Administrative Agent shall elect to proceed against from time to time.
(b)    Deliver written notice to Underlying Loan Borrower instructing Underlying Loan Borrower to make all payments under the Underlying Loan Documents to a deposit account designated by Administrative Agent, and to apply such amounts to the outstanding principal balance of the Loan and any other amounts owing by Borrower hereunder as Administrative Agent shall determine in its sole and absolute discretion.
(c)    Instruct Borrower or any Servicer to pay all Underlying Loan Collections to Administrative Agent. All such Underlying Loan Collections received by Administrative Agent shall be retained by Administrative Agent and applied by Administrative Agent to the aggregate outstanding principal balance and any other amounts owing by Borrower hereunder as Administrative Agent shall determine in its sole and absolute discretion.
(d)    Obtain physical possession of the Servicing Records and the Underlying Loan Files, and Borrower shall deliver to Administrative Agent such assignments as Administrative Agent shall request and in form and substance reasonably acceptable to Administrative Agent. Administrative Agent shall be entitled to specific performance of all agreements of Borrower contained in this Agreement.
(e)    Exercise the rights set forth in Section 6.20(e).
(f)    At Administrative Agent’s option and in its sole discretion, settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to Administrative Agent; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.
(g)    At Administrative Agent’s option and in its sole discretion, act, or contract with one or more third Persons to act, as servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any servicing agreements to which Borrower is a party, and Borrower hereby agrees to pay such third Persons’ fees to the extent (if any) that Administrative Agent is unable, despite reasonable efforts made by Administrative Agent in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such servicing agreements.
(h)    Exercise all rights and remedies of a secured creditor under the UCC, as adopted in the State of New York and any other relevant state, including selling the interests of Borrower in the Collateral at public or private sale. Administrative Agent shall give Borrower not less than ten (10) days’ written notice of any such public sale or of the date after which private sale may be held. Borrower agrees that ten (10) days’ written notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as Administrative Agent may determine. Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. Administrative Agent is authorized at any such sale, if Administrative Agent deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which Borrower have or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Administrative Agent until the selling price is paid by the purchaser, but Administrative Agent shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. However, instead of exercising the power of sale herein conferred upon it, although only with the approval or at the direction of the Required Lenders, Administrative Agent may proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion of it under a judgment or decree of a court or courts of competent jurisdiction, or both. Nothing in this Agreement shall be construed as Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.
(i)    If the Underlying Loan Borrower has failed to maintain the Insurance Policies, and Borrower has not obtained replacement coverage, Administrative Agent, at its option and at Borrower’s sole cost and expense, obtain insurance coverage for the Project[s] on terms and conditions satisfactory to Administrative. The expenses incurred by Administrative Agent in connection with the foregoing, and the premiums payable in connection with such replacement insurance policies, shall constitute Obligations and shall be secured by the Collateral.
(j)    Exercise any other rights and remedies available at law.
Section 8.4    Deposit Accounts. During any period in which an Event of Default is in existence, Administrative Agent may exercise its rights under each Deposit Account Control Agreement and apply the funds on deposit therein for payment of debt service, impounds, escrows, reserves and other amounts required to be paid to Administrative Agent or Lenders under the Credit Documents as the same become due and payable and, upon acceleration of the Loan, to the Indebtedness and the other Obligations.
Section 8.5    No Liability of Administrative Agent or Lenders. Neither Administrative Agent nor any of the Lenders shall incur any liability as a result of the sale of the Collateral, or any part of it, at any private sale. Borrower hereby waives any claims it may have against Administrative Agent or the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, less than the price that might have been obtained had the Collateral been sold pursuant to a purchase commitment for it obtained by Borrower, even if Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
Section 8.6    Waivers by Borrower. Borrower waives any right to require Administrative Agent or any Lender to (a) proceed against any Person, (b) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (c) pursue any other remedy in its power. Except to the extent, if any, required by applicable law, Administrative Agent shall not be required to take any steps necessary to preserve any rights of Borrower against holders of Underlying Loan Mortgages or security interests prior in lien to the Lien of any Underlying Loan Mortgage included in the Collateral, to preserve rights against prior parties or to preserve rights against other parties to purchase commitments or servicing agreements.
Section 8.7    Rights of Administrative Agent to Take Actions. Administrative Agent and the Lenders may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of any Lien instrument included in the Collateral or the security intended to be afforded by it, including payment of delinquent taxes or assessments and insurance premiums, or to preserve or reinstate any hedging arrangements or mechanisms. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Administrative Agent in exercising any right, power or remedy conferred by this Agreement or any of the other Credit Documents, or in its enforcement, together with interest thereon, at the Contract Rate from the time of demand for its payment until ten (10) days thereafter, and at the Default Rate from ten (10) days after demand until repaid, shall become a part of principal balance outstanding under the Notes (pro rata with the respective principal balances of the Notes at the time of expenditure) and shall be secured by all security for the Notes.
Section 8.8    No Waiver. No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy provided under any of the Credit Documents, at law or in equity shall operate as a waiver of it, nor shall any single or partial exercise by Administrative Agent or any Lender of any right, power or remedy provided under any of the Credit Documents, at law or in equity preclude any other or further exercise of it or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.
ARTICLE 9
ADMINISTRATIVE AGENT
Section 9.1    Appointment and Duties.
(a)    Each Lender hereby appoints CONA (together with any successor Administrative Agent pursuant to Section 9.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Credit Documents and accept delivery thereof on its behalf from Borrower or any other Borrower Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Credit Documents, and (iii) exercise such powers as are reasonably incidental thereto.
(b)    Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 7.7 or Section 7.8 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.7 or Section 7.8 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable law or otherwise, (vii) execute any amendment, consent or waiver under the Credit Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by Borrower with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed and (viii) provide each Lender within ten (10) Business Days following receipt, copies of the reports and financial information received from Borrower under Article 5 and notices of default delivered by or received by Administrative Agent under this Agreement.
(c)    Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.11(b) with respect to the Register and in Section 9.10), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
(d)    The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Credit Documents. Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 10.3. The provisions of this Article 9 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and Administrative Agent and the Lenders may modify, amend or waive such provisions of this Article 9 in their sole and absolute discretion.
Section 9.2    Binding Effect. Each Lender agrees that (a) any action taken by Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (b) any action taken by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (c) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
Section 9.3    Use of Discretion.
(a)    Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Credit Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)    Notwithstanding clause (a) of this Section 9.3, Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Credit Document or any applicable Requirement of Law.
Section 9.4    Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Credit Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 9 to the extent provided by Administrative Agent.
Section 9.5    Liability. None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Credit Document, and each Lender and Borrower (on its own behalf and on behalf of the other Borrower Parties) hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:
(a)    shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents, and shall not by reason of this Agreement, or any other Credit Document, be a trustee for any Lender;
(b)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);
(c)    shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document;

(d)    makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Borrower Party in connection with any Credit Document or any transaction contemplated therein or any other document or information with respect to any Borrower Party, whether or not transmitted or (except for documents expressly required under any Credit Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Credit Documents; and
(e)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Credit Document, whether any condition set forth in any Credit Document is satisfied or waived, as to the financial condition of any Borrower Party or as to the existence or continuation or possible occurrence or continuation of any Potential Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender describing such Potential Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders).
For each of the items set forth in clauses (a) through (e) above, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.
Section 9.6    Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any other Borrower Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” and “Required Lender,” and any similar terms shall, except where otherwise expressly provided in any Credit Document, include Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.
Section 9.7    Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any other Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and each other Borrower Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Credit Document or with respect to any transaction contemplated in any Credit Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Credit Document to be transmitted by Administrative Agent to the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Borrower Party or any Affiliate of Borrower or any other Borrower Party that may come into the possession of Administrative Agent or any of its Related Persons.
Section 9.8    Resignation of Administrative Agent.
(a)    Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.
(b)    Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Credit Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Credit Documents and (iv) subject to its rights under Section 9.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Credit Documents.
(c)    Administrative Agent may be removed as Administrative Agent upon the request of all Lenders (other than Affiliates of Administrative Agent) upon the determination by a court of competent jurisdiction that Administrative Agent has committed actions constituting gross negligence or willful misconduct under this Agreement. The provisions of subsection (b) above shall apply upon such removal.
Section 9.9    Additional Secured Parties. The benefit of the provisions of the Credit Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article 9, Section 10.7 (Right of Setoff; Sharing of Payments), Section 2.13(b) (Sharing of Payments, Etc.) and Section 10.35 (Non-Public Information; Confidentiality; Disclosure) and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.12 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (b) except as set forth specifically herein, each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Credit Document.
Section 9.10    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Credit Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
Section 9.11    Rights as a Lender. With respect to CONA’s Loan Commitment, if any, and the advances of the Loan made by it, CONA (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. CONA (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and CONA and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
Section 9.12    Standard of Care; Indemnification. In performing its duties under the Credit Documents, Administrative Agent will exercise the same degree of care as Administrative Agent normally exercises in connection with similar loans held for its own account, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrower under the Credit Documents or otherwise. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Sections 10.5 or 10.11, but without limiting the obligations of Borrower under Sections 10.5 or 10.11) ratably in accordance with each Lender’s Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Credit Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Borrower is obligated to pay under Section 10.11, but excluding, unless an Event of Default is in existence, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.
Section 9.13    Failure to Act. Except for actions expressly required of Administrative Agent hereunder, and under the other Credit Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 9.12 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.”
Section 9.14    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF BORROWER OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF BORROWER. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF BORROWER OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of any materials or information provided by or on behalf of Borrower through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
Section 9.15    Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder, under any other Credit Document.
Section 9.16    USA Patriot Act Notice; Compliance. In order for Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Lender shall provide to Administrative Agent, its name, address, tax identification number or such other identification information as shall be necessary for Administrative Agent to comply with federal law.
Section 9.17    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any other loan parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with Government Lists, (iv) customer notices, or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Notices.
(a)    Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or, if a facsimile number or e-mail address is provided for such Person below, sent by facsimile or e-mail (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 10.1), as applicable. All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.
If to Borrower:
245 Park Avenue, 42nd Floor
New York, New York 10167
Attention: Capital Markets and Legal
Email: ssasidharan@aresmgmt.com;
AREGDEBTLEGAL@aresmgmt.com

With a copy to:     Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Loren N. Finegold
Telephone: (212) 906-1327
Email: loren.finegold@lw.com

If to Administrative
Agent/Lender:    Capital One, National Association
77 West Wacker Drive, 10th Floor
Chicago, Illinois 60601
Attention: Jason LaGrippe
Facsimile: (888) 722-5146
Reference: Ares Briarcliff
with a copy to:    Capital One, National Association
77 West Wacker Drive, 10th Floor
Chicago, Illinois 60601
Attention: Jeffrey M. Muchmore, Managing Director
Facsimile: (855) 332-1699
Reference: Ares Briarcliff
with a copy to:    Capital One, National Association
5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington, Chief Counsel-
Healthcare Real Estate
Facsimile: (855) 438-1132
Reference: Ares Briarcliff
Any notice or request so addressed and sent by United States registered or certified mail or overnight courier shall be deemed to be given on the earliest of (a) when actually delivered, (b) on the first Business Day after deposit with an overnight air courier service, or (c)  on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee. Any notice or request so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender, or Borrower, as the case may be. If given by facsimile, a notice or request shall be deemed given and received when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 10.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 10.1. Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by posting on the Platform or by other electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified Administrative Agent that it is incapable of receiving notices by electronic communication. Administrative Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Each Lender agrees that notice to it (as provided in the next sentence) specifying that any notice or other communication has been posted to the Platform shall constitute effective delivery of such communication to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(c)    Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 10.2    Amendments and Waivers.
(a)    No amendment or waiver of any provision of any Credit Document and no consent to any departure by Borrower or any other Borrower Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by Administrative Agent and Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Administrative Agent with the written consent of the Required Lenders) and Borrower; provided that no amendment, consent or waiver described in clause (2) or (3) above shall be effective, unless in writing and signed by each Lender (or by Administrative Agent with the consent of the Lenders), in addition to any other Person the signature of which is otherwise required pursuant to any Credit Document, and such amendment, consent or waiver does any of the following:

(i)    waives any condition precedent to the effectiveness of this Agreement, except any condition referring to any other provision of any Credit Document;
(ii)    increases the Commitment of any Lender or subjects any Lender to any additional obligation or otherwise increases the principal amount of the Loan;
(iii)    reduces (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding amount under the Loan owing to Lenders or (B) any fee or accrued interest payable to any Lender; provided that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee while an Event of Default is in existence or to any payment of any such increase or (y) any modification to any financial covenant set forth herein or in the Guaranty or in in any definition set forth therein or principally used therein;
(iv)    waives or postpones any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on the Loan (including any agreement to forbear that would have the same effect) or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.4(b), or to the application of any payment, including as set forth in Section 2.9;
(v)    releases all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of Borrower;
(vi)    reduces or increases the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders” or “Proportionate Share”; or
(vii)    amends Section 2.13(b) (Sharing of Payments, Etc.) or this Section 10.2;
(b)    Anything herein to the contrary notwithstanding, (A) any waiver of any payment applied pursuant to Section 2.6 (Application of Payments) to, and any modification of the application of any such payment to the Loan shall require the consent of the Required Lenders, (B) no amendment, waiver or consent shall affect the rights or duties under any Credit Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Article 9 or the application thereof), and (C) (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) the outstanding balance of such Lender’s Proportionate Share of the Loan may not be forgiven without the consent of such Lender, and (z) the interest rate on the Loan cannot be reduced unless the Defaulting Lender is treated the same as all other Lenders; (2) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan; (3) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; and (4) the Required Lenders may consent to allow a Borrower Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
(c)    Each waiver or consent under any Credit Document (including the Guaranty) shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or any other Borrower Party shall entitle such Person to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. If the consent of any Lender is required with respect to any amendment or waiver of any Credit Document under the terms of this Section 10.2, each Lender will respond to any such request in a commercially reasonable manner and timeframe.
(d)    A Lender shall be deemed to have consented to any matter (including any waiver, consent or amendment) for which its approval is required under this Agreement unless such Lender objects by written notice to Administrative Agent within five (5) Business Days following Administrative Agent’s written request for such approval.
Section 10.3    Assignments and Participations; Binding Effect.
(a)    Binding Effect. Subject to the provisions of this Section 10.3, this Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrower and their respective successors and permitted assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Administrative Agent and Lenders, assign any of its rights, duties or obligations hereunder to any other Person.
(b)    Assignments by the Lenders. Each Lender (other than a Defaulting Lender) may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Loan Commitment and its rights and obligations with respect to the Loan) to (i) any existing Lender (other than a Defaulting Lender), (ii) any Affiliate or Approved Fund of any existing Lender (so long as such Person would not, upon acceptance of such rights and obligations hereunder, constitute a Defaulting Lender) or (iii) any other Person (other than Borrower, Guarantor or an Affiliate thereof) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent (each such transferee, assignee or purchaser herein called a “Lender Transferee”); provided, however, so long as no Event of Default has occurred and is continuing, no Lender may participate or assign any of its rights under this Agreement to a Prohibited Assignee; provided further that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment and Assumption) of the Loan subject to any such transfer, sale or assignment shall be in a minimum amount of $1,000,000, unless such transfer, sale or assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Loan or is made with the prior consent of Administrative Agent and provided, further, that notwithstanding anything in the Loan Documents to the contrary, any such sale, transfer, negotiation or assignment shall be at no cost or expense to Borrower (provided, however, that Borrower shall be solely responsible for the costs and expenses, if any, of any legal counsel engaged by Borrower in connection therewith). A Defaulting Lender may not sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder except with Administrative Agent’s consent or at Administrative Agent’s direction. A Defaulting Lender (or Person that would constitute a Defaulting Lender upon acceptance of rights and obligations hereunder) may not be the recipient of the sale, transfer, negotiation or assignment of any rights or obligations hereunder except with the consent of Administrative Agent.
(c)    Assignment Procedures. The parties to each transfer, sale or assignment made in reliance on clause (b) above shall execute and deliver to Administrative Agent an Assignment and Assumption via an electronic settlement system designated by Administrative Agent (or if previously agreed with Administrative Agent, via a manual execution and delivery of the Assignment and Assumption) evidencing such transfer, sale or assignment, together with any existing Note subject to such transfer, sale or assignment (or any affidavit of loss therefor acceptable to Administrative Agent), any tax forms or other forms required to be delivered by Administrative Agent, and payment of an assignment fee in the amount of $3,500, provided that

(1) if a transfer, sale or assignment by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such transfer, sale or assignment, and (2) if transfer, sale or assignment by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 (unless waived by Administrative Agent), shall be due in connection with such transfer, sale or assignment. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 10.3(b), upon Administrative Agent consenting to such Assignment and Assumption, from and after the effective date specified in such Assignment and Assumption, Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment and Assumption.
(d)    Participations.
(i)    A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of the Proportionate Share of the Loan held by it, or in its Loan Commitment, provided that such Participant shall not have any rights or obligations under this Agreement or any Note or any other Credit Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender and the applicable Participant). All amounts payable by Borrower to any Lender under Section 2.6 in respect of its Proportionate Share and its Loan Commitment shall be determined as if such Lender had not sold or agreed to sell any participations in the Loan and its Loan Commitment, and as if such Lender were funding its Proportionate Share of the Loan (if applicable) and its Loan Commitment in the same way that it is funding its Proportionate Share of the Loan and its Loan Commitment in which no participations have been sold.
(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in subsections (i) through (vii) of Section 10.2(a) that affects such Participant.
(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Effect of Assignment. Subject to the recording of an Assignment and Assumption by Administrative Agent in the Register pursuant to Section 2.11(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Credit Documents have been assigned to such assignee pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (except for those surviving the termination of the Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Credit Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under the Credit Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 9, Section 10.7 (Right of Setoff; Sharing of Payments) and Section 10.35 (Non-Public Information; Confidentiality; Disclosure).
(f)    Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 10.3 (but without being subject thereto):
(i)    Any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Proportionate Share of the Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Proportionate Share of the Loan and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
(ii)    Any Lender may pledge its Proportionate Share of the Loan and its Note to any Person that has provided a credit facility or source of liquidity to such Lender. No such pledge shall release the assigning Lender from its obligations hereunder. Any subsequent assignment upon the exercise of pledge remedies shall be subject to the terms of Section 10.3(b).
(g)    Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower or any of its Affiliates in the possession of such Lender from time to time to Lender Transferees and Participants (including prospective Lender Transferees and Participants)
(h)    No Assignments to Borrower or Affiliates. Anything in this Section 10.3 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates without the prior written consent of each Lender.
Section 10.4    Renewal, Extension or Rearrangement. Subject to Section 10.9, all provisions of the Credit Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.
Section 10.5    Indemnities.
(a)    Borrower shall protect, defend, indemnify and save harmless Administrative Agent and each Lender, their respective shareholders, directors, officers, employees and agents (each, an “Indemnified Person”) from and against all Liabilities imposed upon or incurred by or asserted against any Indemnified Person, whether brought by a third party or any Borrower Party, by reason of (i) credit having been extended, suspended or terminated under this Agreement and the other Credit Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith; (ii) following Borrower’s acquisition of title to [a/the] Project and delivery of the REO Mortgage with respect thereto (it being understood and agreed by Administrative Agent and Lenders that, for the purposes of this clause (ii) only, recourse for any such liability shall be limited to Borrower and its assets (and shall be without recourse to Guarantor)): (A) ownership of [the/such] Project or any interest therein or receipt of any rents and the exercise of rights and remedies thereunder; (B) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about [the/such] Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (C) any use, nonuse or condition in, on or about [the/such] Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; and (D) performance of any labor or services or the furnishing of any materials or other property in respect of [the/such] Project or any part thereof; (iii) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made; (iv) any securities filing of, or with respect to, Borrower, any other Borrower Party or [the/such] Project; (v) any commitment letter, proposal letter or term sheet with any Person and any contractual obligation entered into in connection with any Platform; (vi) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnified Person or any of its Related Persons, any holders of securities or creditors, whether or not any such Indemnified Person, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirements of Law or theory thereof, including common law, equity, contract, tort or otherwise; (vii) all sums paid by Administrative Agent pursuant to Section 8.6, or (viii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters” and, each, an “Indemnified Matter”); provided, however, that Borrower shall have no liability under this Section 10.5 to any Indemnified Person with respect to any Indemnified Matter, and no Indemnified Person shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, any actions or omissions of the Underlying Loan Borrower or, except as otherwise expressly set forth in clause (ii) above, in any manner relating to the Project[s]. Furthermore, Borrower (on its own behalf and on behalf of each other Borrower Party) waives and agrees not to assert against any Indemnified Person any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
(b)    Any indemnification or other protection provided to any Indemnified Person pursuant to any Credit Document and all representations and warranties made in any Credit Document shall (i) survive the termination of the Loan Commitment and the payment in full of other Obligations, and (ii) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnified Person or otherwise) and, thereafter, its successors and permitted assigns.
(c)    In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Borrower (on its own behalf and on behalf of the other Borrower Parties) hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 10.6    Debtor-Creditor Relationship. The relationship between the Lenders and Administrative Agent, on the one hand, and Borrower, on the other hand, is solely that of debtor and creditor. No Secured Party has any fiduciary relationship or duty to any Borrower Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and Borrower and any other Borrower Party by virtue of, any Credit Document or any transaction contemplated therein.
Section 10.7    Right of Setoff; Sharing of Payments.
(a)    Each of Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrower), at any time and from time to time while an Event of Default is in existence and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness, claims or other obligations at any time owing by Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of Borrower against any Obligation of any Borrower Party now or hereafter existing, whether or not any demand was made under any Credit Document with respect to such Obligation and even though such Obligation may be unmatured. Each of Administrative Agent and each Lender agrees promptly to notify Borrower and Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.7 are in addition to any other rights and remedies (including other rights of setoff) that Administrative Agent, the Lenders, and their Affiliates and other Secured Parties may have.
(b)    If any Lender, directly or through an affiliate or branch office thereof, obtains any payment of any Obligation of Borrower or any other Borrower Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 2.8 (Capital Adequacy; Increased Costs; Illegality) and Section 2.9 (Interest Rate Protection) and Section 2.4(d) (Breakage Amount) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Credit Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
Section 10.8    Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Borrower Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from any Borrower Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 10.9    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower, Administrative Agent and Lenders with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent and any Lender or charged by Administrative Agent or any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State of Illinois and the laws of the United States of America), then, notwithstanding anything to the contrary in the Credit Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Credit Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Indebtedness evidenced by the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Administrative Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Credit Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Indebtedness evidenced by the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 10.9 shall control and supersede every other provision of the Credit Documents. The Credit Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that if at any time the laws of the United States of America permit Administrative Agent or the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Administrative Agent or the Lenders may contract for, take, reserve, charge or receive under the Credit Documents.
Section 10.10    Invalid Provisions. If any provision of any Credit Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Credit Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Credit Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
Section 10.11    Reimbursement of Expenses. Any action taken by any Borrower Party under or with respect to any Credit Document, even if required under any Credit Document or at the request of any Secured Party, shall be at the expense of such Borrower Party, and no Secured Party shall be required under any Credit Document to reimburse any Borrower Party therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand (a) Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Credit Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other Platform and allocated to the Loan by Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery, recording fees, treasury, management and other service fees and overdraft charges, (b) Administrative Agent and each Lender for all reasonable costs and expenses incurred by them or any of their Related Persons in connection with internal audit reviews, field examinations, financial investigation, and Collateral examinations, including any tax service company (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Administrative Agent for its examiners), (c) each of Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy with respect to any Obligation, the Collateral or under any Credit Document, or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Borrower Party, any Credit Document, any Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel), (d) costs incurred in connection with settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and (e) fees and costs for UCC and litigation searches and background checks.
Section 10.12    Approvals; Third Parties; Conditions. All approval rights retained or exercised by Administrative Agent or the Lenders with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Administrative Agent’s and the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that Administrative Agent or the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower and may not be enforced, nor relied upon, by any Person other than Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that any Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by any Lender at any time in such Lender’s sole discretion.
Section 10.13    Administrative Agent and Lenders Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or the Lenders the right or power to exercise Control over the affairs or management of Borrower, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Credit Documents. No covenant or provision of the Credit Documents is intended, nor shall it be deemed or construed to, and Administrative Agent, Lenders and Borrower disclaim any intention to, create a partnership, joint venture, agency or common interest in profits or income among Administrative Agent and the Lenders or any of them, on the one hand, and Borrower, on the other hand, or to create an equity interest in the Project[s] in Administrative Agent or any Lender. None of Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or to any other

Person with respect to the Project[s] or the Loan, except as expressly provided in the Credit Documents; and notwithstanding any other provision of the Credit Documents: (a) none of Administrative Agent or any Lender are, and shall not be construed as, a partner, joint venturer, alter ego, manager, Controlling person or other business associate or participant of any kind of Borrower or Borrower’s stockholders, members, or partners and Administrative Agent and the Lenders do not intend to ever assume such status; (b) Administrative Agent and the Lenders shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Administrative Agent and the Lenders shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or Borrower’s stockholders, members, or partners.
Section 10.14    [Intentionally Omitted].
Section 10.15    Time of the Essence. Time is of the essence with respect to this Agreement.
Section 10.16    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders, and Borrower and their respective successors and assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of the Lenders, assign any of its rights, duties or obligations hereunder.
Section 10.17    Waivers.
(a)    No course of dealing on the part of Administrative Agent or the Lenders or their respective officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or the Lenders under the Credit Documents, shall operate as a waiver thereof.
(b)    Borrower hereby waives any right under the UCC or any other applicable law to receive notice or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and releases and excuses Administrative Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents.
Section 10.18    Cumulative Rights; Joint and Several Liability. Rights and remedies of Administrative Agent (on behalf of the Lenders) under the Credit Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. If more than one person or entity has executed this Agreement as “Borrower,” the obligations of all such persons or entities hereunder shall be joint and several.
Section 10.19    [Intentionally Omitted].
Section 10.20    Singular and Plural. Words used in this Agreement and the other Credit Documents, in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Credit Documents shall apply to such words when used in the plural where the context so permits and vice versa.
Section 10.21    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 10.22    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Credit Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
Section 10.23    Promotional Material. Borrower authorizes Administrative Agent and any Lender to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities and such materials may describe the Loan in general terms or in detail and Administrative Agent’s and such Lender’s participation therein in the Loan. All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Administrative Agent in advance of issuance.
Section 10.24    Survival. All of the representations, warranties, covenants, and indemnities hereunder, under the indemnification provisions of the other Credit Documents, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Collateral to any party, whether or not an Affiliate of Borrower.
Section 10.25    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE CREDIT DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT[S] (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT.
Section 10.26    Waiver of Punitive or Consequential Damages. None of Administrative Agent, any Lender nor Borrower or any Borrower Party shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Administrative Agent and each Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Administrative Agent or any Lender in connection with the Loan.
Section 10.27    Governing Law. UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THE CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW.
Section 10.28    Entire Agreement. This Agreement and the other Credit Documents embody the entire agreement and understanding between Administrative Agent and each Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the term sheet and any of the Credit Documents, the terms of the Credit Documents shall control.
Section 10.29    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 10.30    Consents and Approvals. To the extent that Administrative Agent, Lenders or Required Lenders provide any consent or approval as provided for in this Agreement, such consent shall be limited to the specific matter approved and shall not be construed to (a) relieve Borrower from compliance with all of the other terms and obligations of this Agreement, or (b) constitute a consent to any further similar action (as to which a prospective consent or approval shall be required and may not necessarily be granted), or (c) constitute a consent to any other obligation to which any Lender may be a party.
Section 10.31    Effectiveness of Electronic Signatures. This Agreement and any consent, waiver, amendment, supplement or other modification hereto, may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Credit Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf), facsimile format, or other electronic format, all with the same force and effect as if the same was a fully executed and delivered original counterpart. Each party (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The Administrative Agent may, at its option, create one or more copies of this Agreement or any other Credit Document in an electronic form (“Electronic Copy”), which shall be deemed created in the ordinary course of the Administrative Agent’s business, and destroy the original paper document. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any permitted facsimile, portable document format (.pdf), electronic record or Electronic Signature. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this paragraph shall be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, the Illinois Electronic Commerce Security Act, or any other similar state laws.
Section 10.32    Venue. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON

CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
Section 10.33    Important Information Regarding Procedures for Requesting Credit. Each of Administrative Agent and Lenders hereby notifies the Borrower Parties that in order to comply with the Patriot Act, each Lender may be required to obtain, verify and record information that identifies the Borrower and Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and Guarantor that will allow such Lender to identify the Borrower and Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender.
Section 10.34    Method of Payment. All amounts payable under this Agreement and the other Credit Documents must be paid by Borrower in accordance with Section 2.6(c). Payments in the form of cash, money order, third party payment, cashier’s check, a check drawn on a foreign bank or non-bank financial institution, or any form of payment other than those provided in the preceding sentence will not be accepted.
Section 10.35    Non-Public Information; Confidentiality; Disclosure. Borrower authorizes Administrative Agent and each Lender to disclose information about Borrower and any other Borrower Party that Administrative Agent or such Lender may at any time possess to any Affiliate of a Lender or Administrative Agent, whether such information was supplied by Borrower or otherwise obtained by Administrative Agent or the Lender; provided to the extent Administrative Agent or any Lender receives material non-public information hereunder concerning Borrower, the Borrower Parties, and their Affiliates, Administrative Agent and Lenders agree to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).
Section 10.36    Component Notes. Administrative Agent, without in any way limiting Administrative Agent’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes) in replacement of the Notes as evidence of the Loan, which notes may be paid in such order of priority as may be designated by Administrative Agent, provided that (i) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, plus any committed but unfunded Loan proceeds, (ii) the weighted average interest rate of all such “component” notes shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (iii) the Debt Service on all such “component” notes shall on the date created equal the Debt Service which was due under the Loan immediately prior to the creation of such component notes and (iv) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Credit Documents. Borrower, at its cost and expense, shall cooperate with all reasonable requests of Administrative Agent in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Administrative Agent in connection therewith, all in form and substance reasonably satisfactory to Administrative Agent, including the severance of security documents if requested. If Borrower fails to execute and deliver such documents to Administrative Agent within five (5) Business Days following such request by Administrative Agent, Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof.
Section 10.37    Waivers. No waiver of any provision of the Credit Documents shall be effective unless in writing and signed by the party against whom enforcement is sought, provided that a written waiver signed by Administrative Agent on behalf of the Lenders shall be deemed to have been signed by the Lenders.
Section 10.38    Post-Closing Obligations of Borrower. Notwithstanding the fact that Borrower has not satisfied certain of the conditions to the advance of the Loan proceeds as of the Closing Date, Lenders have agreed to advance the proceeds of the Loan to Borrower, subject to the satisfaction of the requirements set forth in Schedule 10.38 attached hereto (the “Post-Closing Obligations”).
Section 10.39    Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Credit Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or such Lender’s shareholders, members, directors, officers, managers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
[Signatures Begin on Following Page]

EXECUTED as of the date first written above.

ADMINISTRATIVE AGENT AND LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Jeffrey Fattal
	Name:	Jeffrey Fattal
	Title:	Duly Authorized Signatory

[Signatures Continued on Following Page]

BORROWER:	ACRC LENDER CO LLC, a Delaware limited liability company

	By:	/s/ Elaine McKay
	Name:	Elaine McKay
	Title:	Vice President